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                                                                    Exhibit 10.1
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                            ASSET PURCHASE AGREEMENT


                          dated as of February 12, 2002


                                      among

                             CBS BROADCASTING INC.,

                            YOUNG BROADCASTING INC.,

                    YOUNG BROADCASTING OF LOS ANGELES, INC.,

                                       and

                            FIDELITY TELEVISION, INC.

================================================================================

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                                TABLE OF CONTENTS

Section                                                                                             Page
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ARTICLE I         DEFINITIONS ..................................................................       1

   SECTION 1.01.        Definitions ............................................................       1
   SECTION 1.02.        Other Defined Terms ....................................................       6
   SECTION 1.03.        Terms Generally .......................................................        7

ARTICLE II        PURCHASE AND SALE ............................................................       8

   SECTION 2.01.        Purchase and Sale ......................................................       8
   SECTION 2.02.        Excluded Assets ........................................................       9
   SECTION 2.03.        Assumed Liabilities ....................................................       9
   SECTION 2.04.        Excluded Liabilities ...................................................      10
   SECTION 2.05.        Assignment of Contracts and Rights .....................................      10
   SECTION 2.06.        Purchase Price; Allocation of Purchase Price ...........................      11
   SECTION 2.07.        Collection of Accounts Receivable ......................................      11
   SECTION 2.08.        Closing ................................................................      12
   SECTION 2.09.        General Proration ......................................................      12
   SECTION 2.10.        Programming Proration ..................................................      14
   SECTION 2.11.        Capital Lease Obligation Proration .....................................      16
   SECTION 2.12.        The Other Proration ....................................................      17

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE YOUNG ENTITIES .........................      19

   SECTION 3.01.        Corporate Existence and Power ..........................................      19
   SECTION 3.02.        Corporate Authorization ................................................      19
   SECTION 3.03.        Governmental Authorization .............................................      19
   SECTION 3.04.        Noncontravention .......................................................      19
   SECTION 3.05.        Contracts ..............................................................      20
   SECTION 3.06.        Intangible Property ....................................................      21
   SECTION 3.07.        Real Property ..........................................................      22
   SECTION 3.08.        Title to Purchased Assets; Liens .......................................      23
   SECTION 3.09.        Sufficiency of Assets ..................................................      23
   SECTION 3.10.        Condition of Equipment .................................................      23
   SECTION 3.11.        Financial Information ..................................................      23
   SECTION 3.12.        Absence of Certain Changes or Events ...................................      23
   SECTION 3.13.        Absence of Litigation ..................................................      24
   SECTION 3.14.        Compliance with Laws ...................................................      25
   SECTION 3.15.        FCC Matters; Qualification .............................................      25
   SECTION 3.16.        Cable and Satellite Matters ............................................      25
   SECTION 3.17.        Employees; Labor Matters ...............................................      26
   SECTION 3.18.        Employee Benefit Plans .................................................      26
   SECTION 3.19.        Environmental Matters ..................................................      27
   SECTION 3.20.        Taxes ..................................................................      28
   SECTION 3.21.        Brokers ................................................................      28

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF BUYER ......................................      28

   SECTION 4.01.        Corporate Existence and Power ..........................................      28
   SECTION 4.02.        Corporate Authorization ................................................      28
   SECTION 4.03.        Governmental Authorization .............................................      29
   SECTION 4.04.        Noncontravention .......................................................      29
   SECTION 4.05.        Absence of Litigation ..................................................      29
   SECTION 4.06.        FCC Qualification ......................................................      29
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   SECTION 4.07.        Brokers ......................................................    29

ARTICLE V         COVENANTS OF THE YOUNG ENTITIES ....................................    29

   SECTION 5.01.        Operations Pending Closing ...................................    29
   SECTION 5.02.        Access to Information ........................................    32
   SECTION 5.03.        Title Insurance and Surveys ..................................    32
   SECTION 5.04.        Financial Reports ............................................    33
   SECTION 5.05.        Employees ....................................................    33
   SECTION 5.06.        Estoppel Certificates ........................................    33
   SECTION 5.07.        Risk of Loss .................................................    33
   SECTION 5.08.        Intentionally Omitted ........................................    33
   SECTION 5.09.        Payments .....................................................    34
   SECTION 5.10.        YBI Credit Agreement .........................................    34
   SECTION 5.11.        YBI Assets ...................................................    34
   SECTION 5.12.        Transition Services ..........................................    34
   SECTION 5.13.        Obligations of Sellers .......................................    34
   SECTION 5.14.        Representation Agreement .....................................    34
   SECTION 5.15.        Intentionally Omitted ........................................    35

ARTICLE VI        COVENANTS OF BUYER .................................................    35

   SECTION 6.01.        Access to Information ........................................    35
   SECTION 6.02.        Other Agreements .............................................    35

ARTICLE VII       COVENANTS OF BUYER AND THE YOUNG ENTITIES ..........................    35

   SECTION 7.01.        Commercially Reasonable Efforts; Further Assurances ..........    35
   SECTION 7.02.        Certain Filings; Further Actions .............................    36
   SECTION 7.03.        Control Prior to Closing .....................................    36
   SECTION 7.04.        Public Announcements .........................................    36
   SECTION 7.05.        Notices of Certain Events ....................................    36

ARTICLE VIII      PENSION, EMPLOYEE AND UNION MATTERS ................................    37

   SECTION 8.01.        Employement ..................................................    37
   SECTION 8.02.        Savings Plan .................................................    38
   SECTION 8.03.        Employee Welfare Plans ................................. .....    38
   SECTION 8.04.        Vacation .....................................................    38
   SECTION 8.05.        Bargaining Agreement .........................................    38
   SECTION 8.06.        Non-Solicitation by the Young Entities .......................    38
   SECTION 8.07.        Sellers' Stay Bonuses ........................................    39

ARTICLE IX        TAX MATTERS ........................................................    39

   SECTION 9.01.        Bulk Sales ...................................................    39
   SECTION 9.02.        Transfer Taxes ...............................................    39

ARTICLE X         CONDITIONS TO CLOSING ..............................................    39

   SECTION 10.01.       Conditions to Obligations of Buyer and the Young Entities ....    39
   SECTION 10.02.       Conditions to Obligations of the Young Entities ..............    40
   SECTION 10.03.       Conditions to Obligations of Buyer ...........................    40
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ARTICLE XI        TERMINATION ......................................   41

   SECTION 11.01.       Termination ................................   41
   SECTION 11.02.       Effect of Termination ......................   42

ARTICLE XII       SURVIVAL; INDEMNIFICATION ........................   42

   SECTION 12.01.       Survival ...................................   42
   SECTION 12.02.       Indemnification by Buyer ...................   42
   SECTION 12.03.       Indemnification by YBI .....................   43
   SECTION 12.04.       Notification of Claims .....................   44

ARTICLE XIII      GENERAL PROVISIONS ...............................   44

   SECTION 13.01.       Expenses. ..................................   44
   SECTION 13.02.       Notices ....................................   45
   SECTION 13.03.       Headings ...................................   45
   SECTION 13.04.       Severability ...............................   45
   SECTION 13.05.       Entire Agreement ...........................   46
   SECTION 13.06.       Successors and Assigns .....................   46
   SECTION 13.07.       No Recourse ................................   46
   SECTION 13.08.       No Third-Party Beneficiaries ...............   46
   SECTION 13.09.       Amendments and Waivers .....................   46
   SECTION 13.10.       Governing Law; Jurisdiction ................   46
   SECTION 13.11.       WAIVER OF JURY TRIAL .......................   46
   SECTION 13.12.       Counterparts ...............................   46
   SECTION 13.13.       No Presumption .............................   47
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

         ASSET PURCHASE AGREEMENT (this "Agreement") dated as of February 12, 2002 among CBS Broadcasting Inc., a New York corporation ("Buyer"), Young Broadcasting of Los Angeles, Inc., a Delaware corporation ("YBLA" or a "Seller"), Fidelity Television, Inc., a California corporation ("Fidelity" or a "Seller", and with YBLA, the "Sellers"), and Young Broadcasting Inc., a Delaware corporation ("YBI", and together with YBLA and Fidelity, the "Young Entities").

                              W I T N E S S E T H :

         WHEREAS, Sellers are solely engaged in the business of television broadcasting and together operate and own all of the assets and licenses used in the operation of commercial television broadcast station KCAL-TV, Channel 9 (DTV Channel 43), in Los Angeles, California (the "Station"), under licenses issued by the Federal Communications Commission (the "FCC");

         WHEREAS, Buyer desires to purchase from Sellers substantially all of the assets and assume certain specified liabilities, and Sellers desire to sell substantially all of the assets and transfer certain specified liabilities, related to the conduct of the Station on the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, Buyer and the Young Entities hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

         "Accounting Firm" means (a) an independent certified public accounting firm in the United States of national recognition (other than a firm that then serves as the independent auditor for any Young Entity, Buyer or any of their respective Affiliates) mutually acceptable to Sellers and Buyer or (b) if Sellers and Buyer are unable to agree upon such a firm, then the regular independent auditors for Sellers and Buyer shall mutually agree upon a third independent certified public accounting firm, in which event, "Accounting Firm" shall mean such third firm. The parties agree to utilize the same Accounting Firm for the review of each Adjustment Statement.

         "Accounts Receivable" means all accounts receivable (other than accounts receivable relating to Tradeout Agreements or film and program barter agreements), and all rights to receive payments under any notes, bonds and other evidences of indebtedness and all other rights to receive payments, in each case arising out of sales occurring in the conduct of the Business prior to the Effective Time for services performed or delivered by the Business prior to the Effective Time.

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Adjustment Statements" means each of the Settlement Statement, Programming Statement, Capital Lease Statement and the Other Statement.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such other Person.

         "Ancillary Agreements" means, as to any Person, all of the documents and instruments required to be executed pursuant to this Agreement by such Person.

         "Balance Sheet Date" means December 31, 2001.

         "Bargaining Agreements" means collective bargaining agreements listed on Schedule 3.17(b) that the applicable Seller has with AFTRA, IATSE, IBEW, and DGA covering the Station's bargaining unit employees.

         "Business" means the conduct and operation of the Station.

         "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

         "Capital Lease Obligation" means any liability or obligation of either Seller as lessee under leases relating to the Business that have been or should have been recorded as capital leases in accordance with GAAP.

         "CERCLA" means The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S)(S) 9601 et seq.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Communications Act" means the Communications Act of 1934, as amended, the Telecommunications Act of 1996, the Children's Television Act and the rules and regulations promulgated thereunder, in each case, as in effect from time to time.

         "Confidentiality Agreement" means the confidentiality agreement between Buyer and YBI dated as of December 14, 2001.

         "Control" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms "Controlled" and "Controlling" shall have a correlative meaning.

         "Copyrights" means all copyrights, copyright applications, registrations and similar rights used by the Station (other than those included in the Excluded Assets), including those registered copyrights and copyright applications identified on Schedule 3.06(e)(1).

         "EAT" means an exchange accommodation titleholder as described in Revenue Procedure 2000-37.

         "Employee Plan" means any (i) employee benefit plan, arrangement or policy subject to ERISA, including without limitation, any retirement, pension, deferred compensation, severance, profit sharing, savings, group health, dental, life insurance, disability or cafeteria plan, policy or arrangement, (ii) any stock option, stock purchase or equity-based compensation plan, (iii) any bonus or incentive arrangement and (iv) any severance or termination agreements, policies or arrangements that are not covered by ERISA, in each case maintained or contributed to by either Seller or any of its Affiliates for the benefit of any current or former Station Employee.

         "Environmental Laws" means any applicable statute, ordinance, rule, regulation, decision, judgment, decree, permit or license, in each case, in effect on the date of this Agreement or the Closing Date, as applicable, whether local, state, or federal relating to: (a) Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment; (b) the use, treatment, storage, disposal, handling, discharging or shipment of Hazardous Material; (c) the regulation of storage tanks; or (d) otherwise relating to pollution or protection of human health, occupational safety and the indoor or outdoor environment.

         "Environmental Liabilities" means any and all liabilities arising in connection with or in any way relating to either Seller (or any predecessor of either Seller or any prior owner of all or part of either Seller's business and assets), the Business, the Real Property or any property now or previously owned, leased or operated by the Business or either Seller in connection with the Station (as currently or previously conducted), the assets of the Business or any activities or operations occurring or conducted at the Real Property (including offsite disposal), whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date (including any matter disclosed or required to be disclosed in Schedule 3.19).

         "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Station, the Business or the business of either Seller as currently conducted.

         "Equipment" means all machinery, equipment, computers, Motor Vehicles, furniture, fixtures, furnishings, toolings, parts, blank films and tapes and other items of tangible personal property (other than those included in the Excluded Assets) owned or leased by either Seller and used in the Business, including those items listed on Sellers' Fixed Asset Valuation Analysis, attached hereto as Schedule 1.01(a).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" means, as to any Person any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code.

         "FCC Consent" means the FCC's grant of its consent to the assignment of each of the FCC Licenses from Fidelity to Buyer or its permitted assignee pursuant to Section 13.06.

         "FCC Licenses" means the FCC licenses, permits and other authorizations identified on Schedule 3.15(a)(1), and any other license, permit or other authorization, including any temporary waiver or special temporary authorization, issued by the FCC for use in the operation of the Station, and any renewals thereof or any pending application therefor.

         "Final Order" means an action by the FCC (i) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, (ii) with respect to which no request for stay, petition for rehearing, reconsideration or review or appeal or sua sponte review by the FCC is pending, and (iii) as to which the time for filing any such request, petition or appeal or for review by the FCC on its own motion has expired.

         "GAAP" means United States generally accepted accounting principles as in effect on the Balance Sheet Date, consistently applied.

         "Governmental Authority" means any federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Hazardous Material" means hazardous or toxic wastes, chemicals, substances, constituents, pollutants or related material, whether solids, liquids, or gases, defined or regulated under (S) 101(14) of CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S)6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. (S)(S)2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. (S)(S)300f et seq.; the Clean Air Act, as amended, 42 U.S.C.
(S)(S)7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.
(S)(S)1251 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. (S)(S)11001 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. (S)(S)651 et seq. or any similar federal, state or local Environmental Laws, including polychlorinated biphenyls (PCBs), asbestos, radioactive materials and wastes, and petroleum products (including crude oil and any fraction thereof).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Intangible Property" means: (a) the Copyrights; (b) the Patents; (c) the Trademarks, including all of the rights of each Seller in and to the call letters "KCAL"; (d) the Trade Secrets; (e) all domain names related to the Station; (f) all computer software; and (g) all goodwill, if any, associated therewith.

         "IRS" means the Internal Revenue Service.

         "Knowledge of Sellers" or "Knowledge" of either or both Sellers means the actual knowledge of any of the following: (1) Vincent Young, Chairman of the Board of Directors and Chief Executive Officer of YBI; (2) James A. Morgan, Executive Vice President and Chief Financial Officer of YBI; (3) Deborah McDermott, Executive Vice President/Operations of YBI; (4) Don E. Corsini, President of YBLA and the general manager of the

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

Station; and (5) William Ferrari, Senior Vice President of Finance, Administration and Business Affairs of the Station.

         "Law" means any United States (federal, state, local) or foreign statute, law, ordinance, regulation, rule, code, order, judgment, injunction or decree.

         "Leases" means those leases or license agreements (including any and all assignments, amendments and other modifications of such leases and license agreements) pertaining to Real Property, as listed on Schedule 3.05.

         "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, in respect of such property or asset.

         "Material Adverse Effect" means a material adverse effect on (a) the condition (financial or otherwise), business, assets or results of operations of the Business; provided, however, that any material adverse effect primarily attributable to (i) an event or circumstance affecting the television broadcast industry generally (including legislative or regulatory matters) or (ii) general economic conditions, in each case shall not constitute a Material Adverse Effect; or (b) the ability of either Seller to perform its obligations under this Agreement or any Ancillary Agreement.

         "Material Consents" means the consents to the assignment of each of the agreements set forth on Schedule 10.03.

         "Motor Vehicles" means all motor vehicles owned by Sellers and used in the Business, including those listed in Schedule 1.01(c).

         "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

         "Patents" means all patents, patent applications, registrations and similar rights used by the Station, including those patents, patent registrations and patent applications identified in Schedule 1.01(d).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permitted Liens" means, as to any property or asset, (A) liens for Taxes, assessments and governmental charges not yet due and payable, (B) zoning laws and ordinances and similar Laws that are not violated by any existing improvement or that do not prohibit the use of the Real Property as currently used in the Business; (C) any right reserved to any Governmental Authority to regulate the affected property (including restrictions stated in the Permits);
(D) in the case of any leased asset, (i) the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor and (ii) any statutory Lien for amounts that are not yet due and payable or are being contested in good faith; (E) inchoate materialmens', mechanics', workmen's, repairmen's or other like Liens arising in the ordinary course of business; and
(F) in the case of owned Real Property, minor defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially detracting from the value of the Real Property as currently used or interfering in any material respect with use of the Real Property as currently used in the Business, (G) any other Lien, other than a Lien securing a monetary obligation, that does not, individually or in the aggregate, detract from or interfere with any use of or impair the value of any such property or asset as currently used, and (H) such title matters as are set forth on Schedule 3.07(a).

         "Person" means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Program Rights" means all rights of either Seller presently existing or obtained after the date of this Agreement and prior to the Effective Time in accordance with the terms of this Agreement, to broadcast television programs or shows as part of the Station's programming, including all film and program barter agreements, sports rights agreements, news rights or service agreements and syndication agreements.

         "Real Property" means the real property owned, leased, subleased or licensed by either Seller used or held for use in the conduct of the Business, as listed in Schedule 1.01(e), and all buildings, towers, improvements and fixtures owned, leased, subleased or licensed thereon, together with all strips and gores, rights of way, easements, privileges and appurtenances pertaining thereto, including any right, title and interest of either Seller in and to any street adjoining any portion of the Real Property.

         "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

         "Station Employees" means the full-time, part-time and per-diem employees employed by either Seller in the Business.

         "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate, in each case, is at the time directly or indirectly owned or Controlled by such Person.

         "Tax" or "Taxes" means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

         "Tax Returns" means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

         "Title Company" means Chicago Title Insurance Company or such other title insurance company retained by Buyer.

         "Title IV Plan" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

         "Trademarks" means all of those trade names, trademarks, service marks, jingles, slogans, logos, trademark and service mark registrations and trademark and service mark applications (other than those included in Excluded Assets) owned, used, held for use, licensed by or leased by either Seller relating to the Station as set forth on Schedule 3.06(e)(2) and the goodwill appurtenant thereto.

         "Tradeout Agreement" means any contract, agreement or commitment, oral or written, other than film and program barter agreements, pursuant to which either Seller has agreed to sell or trade commercial air time or commercial production services of the Station in consideration for any property or service in lieu of or in addition to cash;

         "Trade Secrets" means all proprietary information of either Seller necessary to the operation of the Station (other than as included in the Excluded Assets) that is not generally known and is used or useful in the Business, as to which reasonable efforts have been made to prevent unauthorized disclosure, and which provides a competitive advantage to those who know or use it.

         "Transfer Taxes" means all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees.

         "WARN Act" means the Workers Adjustment and Retraining Notification Act, as amended.

         "YBI Credit Agreement" means (i) the $600 million Credit Agreement dated as of June 26, 2000 among YBI, the banks listed therein, Bankers Trust Company as Administrative Agent and the other parties thereto and (ii)

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

the $200 million Second Amended and Restated Credit Agreement dated as of June 26, 2000 among YBI, the banks listed therein, Bankers Trust Company as Administrative Agent and Issuing Bank, as each of the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time.

         SECTION 1.02. Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term                                                               Section
----                                                               -------

Active Employees                                                   8.01(a)
Antitrust Laws                                                     7.01(d)
A&P  Grant                                                         5.01(q)(D)
Appraisal Report                                                   2.06(b)
Assumed Liabilities                                                2.03
Audited Balance Sheet                                              5.04(b)
Audited Financial Statements                                       5.04(b)
Buyer                                                              Preamble
Buyer's 401(k) Plan                                                8.02
Buyer Indemnified Parties                                          12.03(a)
Buyer Warranty Breach                                              12.02(a)(i)
Capital Lease Statement                                            2.11
Capital Lease Statement Notice of Disagreement                     2.11(b)
Closing                                                            2.08
Closing Date                                                       2.08
Closing Date Bonus Liability Estimated Amount                      2.12
Closing Date Cash Amount                                           2.06(a)
Closing Date Estimated Capital Lease Obligations                   2.11
Closing Date Vacation Liability Estimated Amount                   2.12
Collection Period                                                  2.07(a)
Contracts                                                          2.01(c)
DOJ                                                                7.01(d)
Discretionary Termination Date                                     5.14(d)
Effective Time                                                     2.09(a)
Employment Commencement Date                                       8.01(a)
Excluded Assets                                                    2.02
Excluded Liabilities                                               2.04
FCC                                                                Recitals
FCC Applications                                                   7.01(c)
Fidelity                                                           Preamble
Final Capital Lease Statement                                      2.11(b)
Final Other Statement                                              2.12(b)
Final Programming Statement                                        2.10(e)
Final Settlement Statement                                         2.09(e)
Fresh Bait Settlement                                              2.02(l)
FTC                                                                7.01(d)
Inactive Employees                                                 8.01(a)
Indemnified Party                                                  12.04(a)
Indemnifying Party                                                 12.04(a)
Lakers Acknowledgement                                             5.09(b)
Laker Broadcast Letter Agreement                                   5.09(a)
Laker Prepayment Amount                                            5.09(c)
Lockbox Accounts                                                   2.01(k)
Los Angeles DMA                                                    3.16(a)
Losses                                                             12.02(a)
Market Cable Systems                                               3.16(a)
Other Statement                                                    2.12

Term                                                               Section
----                                                               -------

Other Statement Liabilities                                         2.12
Other Statement Notice of Disagreement                              2.12(b)
Permits                                                             2.01(h)
Programming Statement                                               2.10
Programming Statement Notice of Disagreement                        2.10(e)
Prorated Assumed Liabilities                                        2.09(a)
Prorated Current Purchased Assets                                   2.09(a)
Prorated Programming Assumed Liabilities                            2.10(a)
Prorated Programming Purchased Assets                               2.10(a)
Purchased Assets                                                    2.01
Purchase Price                                                      2.06(a)
Reference Balance Sheet                                             3.11(a)
Reference Financial Statements                                      3.11(a)
Representation Agreement                                            5.14(a)
Representation Services                                             5.14(b)
Representation Services Period                                      5.14(b)
Representation Termination Date                                     5.14(b)
Representative                                                      5.14(a)
Seller                                                              Preamble
Seller Indemnified Parties                                          12.02(a)
Settlement Statement                                                2.09(c)
Settlement Statement Notice of Disagreement                         2.09(e)
Specified Deposits                                                  2.01(n)
Station                                                             Recitals
Termination Date                                                    11.01(b)(i)
Termination Notice Date                                             5.14(b)
Title Commitments                                                   5.03(a)
Title Policy                                                        5.03(a)
Transferred Employees                                               8.01(a)
YBLA                                                                Preamble
Young Entities                                                      Preamble
Young General Warranty Breach                                       12.03(a)(i)
Young FCC Warranty Breach                                           12.03(a)(ii)
Web Sites                                                           5.12
WorldNow Affiliation Agreement                                      2.02(m)

     SECTION 1.03. Terms Generally. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Disclosure Schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word "including" and words of similar import when used in this Agreement means "including, without limitation," unless otherwise specified, and (d) the word "or" shall not be exclusive.

                                   ARTICLE II
                                PURCHASE AND SALE

     SECTION 2.01. Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from each Seller and each Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of such Seller's right, title and interest in, to and under the assets, contracts, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by such Seller as the same shall exist on the date of this Agreement, including all assets shown on the Reference Balance Sheet and not disposed of in accordance with Section 5.01(d), and all assets of the Business thereafter acquired by such Seller, but excluding the Excluded Assets (the "Purchased Assets"), and including, without limitation, all right, title and interest of each Seller in, to and under:

           (a) all Real Property;

           (b) all Equipment;

           (c) all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, whether oral or written, relating to the Business, including without limitation the items listed on Schedule 3.05 and the Leases (collectively, the "Contracts");

           (d) all prepaid expenses and deposits, including but not limited to ad valorem taxes, leases and rentals;

           (e) all of such Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including unliquidated rights under manufacturers' and vendors' warranties, in each case only to the extent Buyer incurs Losses relating thereto;

           (f) all Intangible Property;

           (g) all internet web sites and related agreements, content and databases and domain name registrations, as and to the extent relating to the Business, including those set forth on Schedule 2.01(g);

           (h) the FCC Licenses, all transferable municipal, state and federal franchises, licenses, permits or other governmental authorization affecting, or relating in any way to, the Business, the items listed on
     Schedule 2.01(h) (the "Permits");

           (i) all prepayments under advertising sales contracts for committed air time for advertising that has not been aired prior to the Effective Time;

           (j) all books, records, files and papers, whether in hard copy or computer format, used in the Business, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records for Transferred Employees (to the extent permitted by Law), and any information relating to any Tax imposed on the Purchased Assets;

           (k) the lock box accounts utilized in connection with Sellers' collection of Accounts Receivable (the "Lockbox Accounts");

           (l) all management and other systems (including computers and peripheral equipment), databases, computer software, computer disks and similar assets, related to the Business and all licenses and rights in relation thereto;

           (m) all goodwill associated with the Station, the Business or the Purchased Assets;

           (n) the security deposits the applicable Seller has deposited with the landlords of the Staple's Center and the Paramount Studio lot (the "Specified Deposits");

           (o) (intentionally omitted)

           (p) (intentionally omitted)

           (q) any insurance proceeds payable in accordance with Section 5.07.

     SECTION 2.02. Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of Sellers (the "Excluded Assets") shall be excluded from the Purchased Assets:

           (a) all of such Seller's cash and cash equivalents on hand and in banks;

           (b) insurance policies relating to the Business and all claims, credits, causes of action or rights thereunder;

           (c) all rights to insurance proceeds relating to the Excluded Assets;

           (d) all Accounts Receivable;

           (e) (intentionally omitted);

           (f) intercompany accounts owing by and among, and all agreements between, either Seller on the one hand and YBI or any Affiliate of YBI on the other hand, other than the Representation Agreement (as defined below) and those that are or relate to Contracts listed on Schedule 3.05(a)(xii);

           (g) any assets of any Employee Plan sponsored by either Seller or its Affiliates including any amounts due to such Employee Plan from either Seller or any of its Affiliates;

           (h) all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of each Seller and its Affiliates;

           (i) all rights of each Seller arising under this Agreement or the transactions contemplated hereby;

           (j) any Purchased Asset sold or otherwise disposed of in accordance with Section 5.01(d);

           (k) the property and assets described on Schedule 2.02(k);

           (l) any items to be delivered or services to be performed by Fresh Bait, Inc. or its Affiliates pursuant to the Settlement Agreement dated June 11, 2001 between Fresh Bait, Inc. and the Sellers with respect to Case No. BC215016, filed in the Los Angeles Superior Court on August 11, 1999 (the "Fresh Bait Settlement"); and

           (m) the Affiliation Agreement dated April 1, 2000 between Gannaway Web Holdings, LLC d/b/a/ WorldNow and Young Broadcasting Inc. - YBI Group Contract, as amended (the "WorldNow Affiliation Agreement").

     SECTION 2.03. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Effective Time, to assume the following liabilities (the "Assumed Liabilities"):

           (a) the liabilities and obligations of each Seller under the Contracts and Permits arising with respect to the operation of the Station on and after the Effective Time, except those Contracts and Permits, if any, included in the Excluded Assets;

           (b) any liability or obligation to the extent of the amount of credit received by Buyer under Section 2.09 at Closing; and

           (c) the removal and disposal or encapsulation of asbestos in the twelve (12) film vault storage closets at 5515 Melrose identified in proposal numbers 01-201 and 01-202 issued by Janus Corporation to Seller each dated November 30, 2001 (copies of which have been previously furnished to Buyer).

     SECTION 2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of any of the Young Entities (or any predecessor of any of the Young Entities or any prior owner of all or part of any Young Entity's businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the applicable Young Entity (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"), and, notwithstanding anything to the contrary in Section 2.03, none of the following shall be Assumed Liabilities for the purposes of this
Agreement:

              (a) any liability or obligation under or with respect to any Contract or Permit required by the terms thereof to be discharged on or prior to the Effective Time;

              (b) any liability or obligation for which the applicable Seller has already received the partial or full benefit of the asset to which such liability or obligation relates, but only to the extent of such benefit received;

              (c) any liability or obligation for borrowed money including interest and fees;

              (d) any liability or obligation relating to or arising out of any of the Excluded Assets;

              (e) any Environmental Liabilities (other than as specifically set forth in Section 2.03(c));

              (f) any liability or obligation relating to vacation, bonuses and other employee-related benefits including any Seller stay bonuses pursuant to Section 8.07 earned prior to the Closing Date (except as expressly provided in writing by the parties);

              (g) any Tax liability or obligation (except as expressly provided in Section 9.02);

              (h) any liability or obligation relating to or arising out of any Employee Plan; and

              (i) any liability or obligation arising out of or in connection with the Fresh Bait Settlement.

     SECTION 2.05. Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Purchased Asset or in any way adversely affect the rights of Buyer or the applicable Seller thereunder. Sellers will use their commercially reasonable best efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of either Seller thereunder so that Buyer would not in fact receive all such rights, Sellers and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Sellers would enforce for the benefit of Buyer, with Buyer assuming the applicable Seller's obligations, any and all rights of such Seller against a third party thereto. Each Seller will promptly pay to Buyer when received all monies received by such Seller under any Purchased Asset or any claim or right or any benefit arising thereunder.

     SECTION 2.06. Purchase Price; Allocation of Purchase Price. (a) The purchase price for the purchase of the Purchased Assets shall be $650 million (the "Purchase Price"). The Closing Date Cash Amount shall be the Purchase Price less the sum of the following: (v) the Closing Date Estimated Capital Lease Obligations (as set forth in a schedule delivered by Sellers to Buyer at least five (5) Business Days prior to the Closing Date), (w) any portion of the Laker Prepayment Amount not paid by Sellers prior to the Closing Date, (x), the Closing Date Vacation Liability Estimated Amount (as set forth in a schedule delivered by Sellers to Buyer at least five (5) Business Days prior to the Closing Date), (y) the Closing Date Bonus Liability Estimated Amount (as set forth in a schedule delivered by Sellers to Buyer at least five (5) Business Days prior to the Closing Date), and (z) any portion of the A&P Grant not expended by Sellers pursuant to Section 5.01(q) prior to the Closing Date.

              (b) The allocation of the Purchase Price plus the adjustments to such amount prescribed by Sections 2.09, 2.10, 2.11 and 2.12 shall be determined pursuant to an appraisal report in form and substance satisfactory to Sellers and Buyer, drafts of which, including the final draft, are to be delivered simultaneously to Buyer and Sellers (the "Appraisal Report") prepared by Bond & Pecaro. The cost of the Appraisal Report shall be paid one-half by Buyer and one-half by Sellers. Buyer and Sellers hereby covenant and agree that the values assigned to the Purchased Assets in the final Appraisal Report shall be conclusive and final for all Tax purposes subject to adjustment for any indemnification payments made pursuant to this Agreement. Buyer and Sellers further covenant and agree not to take any position on any Tax Return or before any Governmental Authority charged with the collection of any Taxes or in any judicial proceeding that is in any way inconsistent with the allocation determined by the Appraisal Report, except to the extent required by any Governmental Authority. Buyer and Sellers shall file with their respective federal income tax returns for the tax year in which the Closing occurs an IRS Form 8824 (and an IRS Form 8594) in a manner consistent with the Appraisal Report.

     SECTION 2.07. Collection of Accounts Receivable. (a) At the Closing, Sellers shall designate Buyer, by means of a mutually acceptable agency agreement, as their agent solely for purposes of collecting on behalf of Sellers the Accounts Receivable. Sellers shall deliver to Buyer, on or immediately after the Closing Date, a complete and detailed statement of the Accounts Receivable. Buyer shall use commercially reasonable best efforts to collect the Accounts Receivable during the period (the "Collection Period") beginning at the Effective Time and ending on the last day of the fourth full calendar month following the Closing Date consistent with Buyer's practices for collection of its accounts receivables; provided, however, that such efforts shall not include hiring attorneys or collection agencies to collect such Accounts Receivable. Any payment received by Buyer (i) at any time following the Effective Time, (ii) from a customer of the Station after the Effective Time that was also a customer of the Station prior to the Effective Time and that is obligated with respect to any Accounts Receivable and (iii) that is not designated as a payment of a particular invoice or invoices or as a security deposit or other prepayment, shall be presumptively applied to the accounts receivable for such customer outstanding for the longest amount of time and, if such accounts receivable shall be an Accounts Receivable, remitted to Sellers in accordance with Section 2.07(b); provided further, however, that if, prior to the Effective Time, Sellers or, after the Effective Time, Sellers or Buyer received or receives a written notice of dispute from a customer with respect to an Accounts Receivable that has not been resolved, then Buyer shall apply any payments from such customer to such customer's oldest, non-disputed accounts receivable, whether or not an Accounts Receivable. Buyer shall obtain the prior written approval of Sellers before referring any of the Accounts Receivable to a collection agency or to an attorney for collection. Except as otherwise provided herein, Buyer shall incur no liability to Sellers for any collected or uncollected Accounts Receivable. During the Collection Period, neither Seller nor any of its agents, without the consent of Buyer, shall make any direct solicitation of any customers owing the Accounts Receivable for collection purposes.

              (b) On or before the twentieth day following the end of each calendar month in the Collection Period, Buyer shall deposit into an account identified by Sellers at the time of Closing the amounts collected during the preceding month of the Collection Period with respect to the Accounts Receivable. Buyer shall furnish Sellers with a list of the amounts collected during such calendar month and in any prior calendar months with respect to the Accounts Receivable and a schedule of the amount remaining outstanding under each particular account. Sellers shall be entitled during the sixty-day period following the Collection Period to inspect and/or audit the records maintained by Buyer pursuant to this Section 2.07, upon reasonable advance notice.

              (c) Following the expiration of the Collection Period, Buyer shall have no further obligations under this Section 2.07, except that Buyer shall immediately pay over to Sellers any amounts subsequently paid to it with respect to any Accounts Receivable. Following the Collection Period, after consultation with Buyer, Sellers may pursue collections of all the Accounts Receivable, and Buyer shall at Sellers' expense deliver to Sellers all files, records, notes and any other materials relating to the Accounts Receivable and shall otherwise cooperate with Sellers for the purpose of collecting any outstanding Accounts Receivable.

     SECTION 2.08. Closing. The closing (the "Closing") of the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at 1:00 P.M. (New York City time) as soon as possible, but in no event later than five Business Days, following the satisfaction or waiver of the conditions to the obligations of the parties set forth in Article X, at the offices of Buyer, 1515 Broadway, New York, New York, or at such other time or place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date"). At the Closing:

              (a) Buyer shall deliver to Sellers the Closing Date Cash Amount in immediately available funds by wire transfer to one or more accounts designated by Sellers, by notice to Buyer, received no later than one (1) Business Day prior to the Closing Date.

              (b) Sellers and Buyer shall enter into and deliver such deeds, bills of sale, instruments of assumption, endorsements, consents, assignments, releases of Liens other than Permitted Liens and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets as provided under this Agreement. Buyer shall have the right to designate an Affiliate of Buyer or any other person described in Section 13.06 to accept title to any Purchased Asset.

              (c) Sellers shall deliver to Buyer valid signature cards for each Lockbox Account and such other documents reasonably requested by Buyer in order to transfer ownership and control of the Lockbox Accounts to Buyer.

     SECTION 2.09. General Proration. (a) All Purchased Assets that would be classified as a current asset in accordance with GAAP and all Assumed Liabilities (other than Assumed Liabilities and Purchased Assets that are the subject of Section 2.10 and 5.07) shall be prorated between Buyer on the one hand and Sellers on the other hand as of 12:01 A.M. local California time, on the Closing Date (the "Effective Time"), including by taking into account the elapsed time or consumption of an asset during the month in which the Effective Time occurs (respectively, the "Prorated Assumed Liabilities" and the "Prorated Current Purchased Assets"). Such Prorated Current Purchased Assets and Prorated Assumed Liabilities relating to the period prior to the Effective Time shall be for the account of Sellers and those relating to the period on and after the Effective Time for the account of Buyer and shall be prorated accordingly. In accordance with this Section 2.09: (A) Buyer shall be required to pay to Sellers the amount of any Prorated Current Purchased Asset, previously paid for by either Seller, to the extent Buyer will receive a current benefit on and after the Effective Time, provided that such amount should not have been recognized as an expense in accordance with GAAP prior to the Effective Time; and (B) Sellers shall be required to pay to Buyer the amount of any Prorated Assumed Liabilities to the extent they arise with respect to the operation of the Station prior to the Effective Time.

              (b) Such prorations shall include all ad valorem and other property taxes, utility expenses, liabilities and obligations under Contracts, rents and similar prepaid and deferred items and all other expenses and obligations, such as deferred revenue and prepayments, attributable to the ownership and operation of the Station that straddle the period before and after the Effective Time. If such amounts were prepaid by Seller prior to the Effective Time and Buyer will receive a benefit after the Effective Time, then Seller shall receive a credit for such amounts. If Seller was entitled to receive a benefit prior to the Effective Time and such amounts will be paid by Buyer after the Effective Time, Buyer will receive a credit for such amounts. To the extent not known, real estate and personal property taxes shall be apportioned on the basis of Taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained even if such is ascertained after the Final Settlement Statement is so determined.

              (c) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a proposed pro rata adjustment of assets and liabilities in the manner described in Sections 2.09(a) and 2.09(b) as the case may be, for the Station, as of the Effective Time (the "Settlement Statement") setting forth the Prorated Assumed Liabilities and the Prorated Current Purchased Assets together with a schedule setting forth, in reasonable detail, the components thereof.

              (d) During the 30-day period following the receipt of the Settlement Statement (A) Sellers and their independent auditors, if any, shall be permitted to review and make copies reasonably required of (i) the financial statements of Buyer relating to the Settlement Statement (ii) the working papers of Buyer and its independent auditors, if any, relating to the Settlement Statement (iii) the books and records of Buyer relating to the Settlement Statement and (iv) any supporting schedules, analyses and other documentation relating to the Settlement Statement and (B) Buyer shall provide reasonable access to such employees of Sellers and their independent auditors, if any, as Sellers reasonably believe is necessary or desirable in connection with their review of the Settlement Statement. Each of the parties agrees that for purposes of Sections 2.09, 2.10, 2.11 and 2.12, any reference to such party's independent auditors shall mean, as to such party, one and the same firm to be used for the review, if any, of each Adjustment Statement.

              (e) The Settlement Statement shall become final and binding (the "Final Settlement Statement") upon the parties on the forty-fifth (45th) day following delivery thereof, unless Sellers give written notice of their disagreement with the Settlement Statement (the "Settlement Statement Notice of Disagreement") to Buyer prior to such date. The Settlement Statement Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Settlement Statement Notice of Disagreement is given to Buyer in the period specified, then the Final Settlement Statement (as revised in accordance with clause (A) or (B) below) shall become final and binding upon the parties on the earlier of (A) the date Buyer and Sellers resolve in writing any differences they have with respect to the matters specified in the Settlement Statement Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.

              (f) Within 10 Business Days after the Settlement Statement becomes final and binding upon the parties, (A) Buyer shall be required to pay to the Young Entities the amount, if any, by which (w) the Prorated Current Purchased Assets exceed the Prorated Assumed Liabilities or (B) Sellers shall be required to pay to Buyer the amount, if any, by which (y) the Prorated Assumed Liabilities exceed the Prorated Current Purchased Assets. All payments made pursuant to this Section 2.09(f) must be made via wire transfer in immediately available funds to an account designated by the recipient party, together with interest thereon at the prime rate (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Effective Time to the date of actual payment.

              (g) Notwithstanding the foregoing, in the event that Sellers deliver a Settlement Statement Notice of Disagreement and either Sellers on the one hand or Buyer on the other hand shall be required to make a payment of any undisputed amount to the other regardless of the resolution of the items contained in the Settlement Statement Notice of Disagreement, then Sellers or Buyer, as applicable, shall within 10 Business Days of the receipt of the Settlement Statement Notice of Disagreement make payment to the other by wire transfer in immediately available funds of such undisputed amount owed by Sellers or Buyer to the other, as the case may be, pending resolution of the Settlement Statement Notice of Disagreement together with interest thereon, calculated as described above.

              (h) During the 30-day period following the delivery of a Settlement Statement Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and Sellers shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Settlement Statement Notice of Disagreement. During such period: (A) Buyer and its independent auditors, if any, at Buyer's sole cost and expense, shall be, and Sellers and their independent auditors, if any, at Sellers' sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of: (i) the financial statements of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Settlement Statement Notice of Disagreement; (ii) the working papers of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, and such other party's auditors, if any, relating to the Settlement Statement Notice of Disagreement;
(iii) the books and records of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Settlement Statement Notice of Disagreement; and (iv) any supporting schedules, analyses and documentation relating to the Settlement Statement Notice of Disagreement; and (B) Sellers, in the case of Buyer, and Buyer, in the case of Sellers, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party's independent auditors, if any, as such first party reasonably believes is necessary or desirable in connection with its review of the Settlement Statement Notice of Disagreement.

              (i) If, at the end of such 30-day period, Buyer and Sellers have not so resolved such differences, Buyer and Sellers shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Settlement Statement Notice of Disagreement. Within sixty (60) days after selection of the Accounting Firm, Buyer and Sellers shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions. Buyer and Sellers shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm. Buyer and Sellers agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.09 shall be borne equally by Buyer on the one hand and Sellers on the other hand. The fees and expenses (if any) of Buyer's independent auditors and attorneys incurred in connection with the review of the Settlement Statement Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Sellers' independent auditors and attorneys incurred in connection with their review of the Settlement Statement shall be borne by Sellers.

     SECTION 2.10. Programming Proration. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a proposed pro rata adjustment of programming assets and liabilities in the manner described below as the case may be, for the Station, as of the Effective Time (the "Programming Statement") setting forth a balance sheet prepared in accordance with GAAP itemizing such assets and liabilities with respect to all programs and shows the subject of Program Rights as of the Effective Time.

              (a) All Assumed Liabilities and Purchased Assets that relate to Program Rights (other than those referred to in Section 2.10(c)) in accordance with GAAP shall be prorated between Buyer on the one hand and Sellers on the other hand as of the Closing Date, including by taking into account the elapsed time or consumption of an asset during the month in which the Effective Time occurs (respectively, the "Prorated Programming Assumed Liabilities" and the "Prorated Programming Purchased Assets"). Such Prorated Programming Purchased Assets and Prorated Programming Assumed Liabilities relating to the period prior to the Effective Time shall be for the account of Sellers and those relating to the period on and after the Effective Time for the account of Buyer and shall be prorated accordingly. In accordance with Section 2.10(f) Sellers shall be required to pay to Buyer the amount of any Prorated Programming Assumed Liabilities assumed by Buyer that was incurred prior to the Effective Time and that does not arise or relate to the period on and after the Effective Time to the extent such amount exceeds the Prorated Programming Purchased Assets, measured and payable on a program by program basis.

              (b) The Programming Statement shall include all program assets and liabilities and obligations attributable to Program Rights that straddle the period before and after the Effective Time. If the Seller received a benefit prior to the Effective Time and such amounts will be paid by Buyer after the Effective Time, Buyer will receive a credit for such amounts.

              (c) There shall be no asset for Program Rights included in the Programming Statement under the film or programming license agreements relating to the Laker Prepayment Amount and the $30,000,000 prepayment amount made pursuant to the Laker Broadcast Letter Agreement by and between The Los Angeles Lakers, Inc. and Young Broadcasting of Los Angeles, Inc. on behalf of KCAL-TV dated June 10, 1998.

              (d) During the 30-day period following the receipt of the Programming Statement (A) Sellers and their independent auditors, if any, shall be permitted to review and make copies reasonably required of (i) the financial statements of Buyer relating to the Programming Statement (ii) the working papers of Buyer and its independent auditors, if any, relating to the Programming Statement (iii) the books and records of Buyer relating to the Programming Statement and (iv) any supporting schedules, analyses and other documentation relating to the Programming Statement and (B) Buyer shall provide reasonable access to such employees of Sellers and their independent auditors, if any, as Sellers reasonably believe is necessary or desirable in connection with their review of the Programming Statement.

              (e) The Programming Statement shall become final and binding (the "Final Programming Statement") upon the parties on the forty-fifth (45th) day following delivery thereof, unless Sellers give written notice of their disagreement with the Programming Statement (the "Programming Statement Notice of Disagreement") to Buyer prior to such date. The Programming Statement Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Programming Statement Notice of Disagreement is given to Buyer in the period specified, then the Final Programming Statement (as revised in accordance with clause (A) or (B) below) shall become final and binding upon the parties on the earlier of:
     (A) the date Buyer and Sellers resolve in writing any differences they have with respect to the matters specified in the Programming Statement Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.

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

              (f) Within 10 Business Days after the Programming Statement becomes final and binding upon the parties, Sellers shall be required to pay to Buyer an amount, if any, equal to the aggregate sum by which the Prorated Programming Assumed Liabilities exceed the Prorated Programming Purchased Assets, taking into account only those individual Prorated Programming Purchased Assets as to which the Prorated Programming Assumed Liabilities exceed the Prorated Programming Purchased Assets. All payments made pursuant to this Section 2.10(f) must be made via wire transfer in immediately available funds to an account designated by the Buyer, together with interest thereon at the prime rate (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Effective Time to the date of actual payment.

              (g) Notwithstanding the foregoing, in the event that Sellers deliver a Programming Statement Notice of Disagreement and Sellers shall be required to make a payment of any undisputed amount to Buyer regardless of the resolution of the items contained in the Programming Statement Notice of Disagreement, then Sellers shall within 10 Business Days of the receipt of the Programming Statement Notice of Disagreement make payment to Buyer by wire transfer in immediately available funds of such undisputed amount owed by Sellers, pending resolution of the Programming Statement Notice of Disagreement together with interest thereon, calculated as described above.

              (h) During the 30-day period following the delivery of a Programming Statement Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and Sellers shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Programming Statement Notice of Disagreement. During such period: (A) Buyer and its independent auditors, if any, at Buyer's sole cost and expense, shall be, and Sellers and their independent auditors, if any, at Sellers' sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of: (i) the financial statements of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Programming Statement Notice of Disagreement; (ii) the working papers of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, and such other party's auditors, if any, relating to the Programming Statement Notice of Disagreement; (iii) the books and records of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Programming Statement Notice of Disagreement; and (iv) any supporting schedules, analyses and documentation relating to the Programming Statement Notice of Disagreement; and (B) Sellers, in the case of Buyer, and Buyer, in the case of Sellers, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party's independent auditors, if any, as such first party reasonably believes is necessary or desirable in connection with its review of the Programming Statement Notice of Disagreement.

              (i) If, at the end of such 30-day period, Buyer and Sellers have not so resolved such differences, Buyer and Sellers shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Programming Statement Notice of Disagreement. Within sixty (60) days after selection of the Accounting Firm, Buyer and Sellers shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions. Buyer and Sellers shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm. Buyer and Sellers agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.10 shall be borne equally by Buyer on the one hand and Sellers on the other hand. The fees and expenses (if any) of Buyer's independent auditors and attorneys incurred in connection with the review of the Programming Statement Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Sellers' independent auditors and attorneys incurred in connection with their review of the Programming Statement shall be borne by Sellers.

     SECTION 2.11. Capital Lease Obligation Proration. Closing Date Estimated Capital Lease Obligations shall be the Capital Lease Obligations outstanding as of the last day in the latest full month preceding the Closing Date. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth the Capital Lease Obligations outstanding as of the Effective Time (the "Capital Lease Statement"). The Capital Lease Statement shall set forth the Capital Lease Obligation by respective lease.

               (a) During the 30-day period following the receipt of the Capital Lease Statement (A) Sellers and their independent auditors, if any, shall be permitted to review and make copies reasonably required of (i) the financial statements of Buyer relating to the Capital Lease Statement (ii) the working papers of Buyer and its independent auditors, if any, relating to the Capital Lease Statement (iii) the books and records of Buyer relating to the Capital Lease Statement and (iv) any supporting schedules, analyses and other documentation relating to the Capital Lease Statement and (B) Buyer shall provide reasonable access to such employees of Sellers and their independent auditors, if any, as Sellers reasonably believe is necessary or desirable in connection with their review of the Capital Lease Statement.

               (b) The Capital Lease Statement shall become final and binding (the "Final Capital Lease Statement") upon the parties on the forty-fifth
     (45th) day following delivery thereof, unless Sellers give written notice of their disagreement with the Capital Lease Statement (the "Capital Lease Statement Notice of Disagreement") to Buyer prior to such date. The Capital Lease Statement Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Capital Lease Statement Notice of Disagreement is given to Buyer in the period specified, then the Final Capital Lease Statement (as revised in accordance with clause (A) or (B) below) shall become final and binding upon the parties on the earlier of: (A) the date Buyer and Sellers resolve in writing any differences they have with respect to the matters specified in the Capital Lease Statement Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.

               (c) Within 10 Business Days after the Capital Lease Statement becomes final and binding upon the parties, (A) Buyer shall be required to pay to the Young Entities the amount, if any, by which (w) Closing Date Estimated Capital Lease Obligations exceeds the Capital Lease Obligations as set forth per the Capital Lease Statement, and (B) Sellers shall be required to pay to Buyer the amount, if any, by which (y) Capital Lease Obligations as set forth per the Capital Lease Statement exceeds the Closing Date Estimated Capital Lease Obligations. All payments made pursuant to this Section 2.11(c) must be made via wire transfer in immediately available funds to an account designated by the recipient party, together with interest thereon at the prime rate (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Effective Time to the date of actual payment.

               (d) Notwithstanding the foregoing, in the event that Sellers deliver a Capital Lease Statement Notice of Disagreement and either Sellers on the one hand or Buyer on the other hand shall be required to make a payment of any undisputed amount to the other regardless of the resolution of the items contained in the Capital Lease Statement Notice of Disagreement, then Sellers or Buyer, as applicable, shall within 10 Business Days of the receipt of the Capital Lease Statement Notice of Disagreement make payment to the other by wire transfer in immediately available funds of such undisputed amount owed by Sellers or Buyer to the other, as the case may be, pending resolution of the Capital Lease Statement Notice of Disagreement together with interest thereon, calculated as described above.

               (e) During the 30-day period following the delivery of a Capital Lease Statement Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and Sellers shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Capital Lease Statement Notice of Disagreement. During such period: (A) Buyer and its independent auditors, if any, at Buyer's sole cost and expense, shall be, and Sellers and their independent auditors, if any, at Sellers' sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of: (i) the financial statements of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Capital Lease Statement Notice of Disagreement; (ii) the working papers of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, and such other party's auditors, if any, relating to the Capital Lease Statement Notice of Disagreement; (iii) the books and records of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Capital Lease Statement Notice of Disagreement; and (iv) any supporting schedules, analyses and documentation relating to the Capital Lease Statement Notice of Disagreement; and (B) Sellers, in the case of Buyer, and Buyer, in the case of Sellers, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party's independent auditors, if any, as such first party reasonably believes is necessary or desirable in connection with its review of the Capital Lease Statement Notice of Disagreement.

               (f) If, at the end of such 30-day period, Buyer and Sellers have not so resolved such differences, Buyer and Sellers shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Capital Lease Statement Notice of Disagreement. Within sixty (60) days after selection of the Accounting Firm, Buyer and Sellers shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions. Buyer and Sellers shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm. Buyer and Sellers agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.11 shall be borne equally by Buyer on the one hand and Sellers on the other hand. The fees and expenses (if any) of Buyer's independent auditors and attorneys incurred in connection with the review of the Capital Lease Statement Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Sellers' independent auditors and attorneys incurred in connection with their review of the Capital Lease Statement shall be borne by Sellers.

     SECTION 2.12. The Other Proration . Closing Date Vacation Liability Estimated Amount and the Closing Date Bonus Liability Estimated Amount shall be the vacation and bonus amounts earned by employees of the Station as of the last day in the latest full month preceding the Closing Date, respectively. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the "Other Statement") prepared in accordance with GAAP setting forth (A) the liabilities for vacation and bonus liabilities earned by the employees of the Station as of the Effective Time and (B) the adjustment, if any, to the A&P Grant amount for any difference between the amount per Section 2.06(a) for such amount and the actual A&P Grant Amount (the "Other Statement Liabilities") together with reasonable itemization of all amounts.

               (a) During the 30-day period following the receipt of the Other Statement (A) Sellers and their independent auditors, if any, shall be permitted to review and make copies reasonably required of (i) the financial statements of Buyer relating to the Other Statement (ii) the working papers of Buyer and its independent auditors, if any, relating to the Other Statement (iii) the books and records of Buyer relating to the Other Statement and (iv) any supporting schedules, analyses and other documentation relating to the Other Statement and (B) Buyer shall provide reasonable access to such employees of Sellers and their independent auditors, if any, as Sellers reasonably believe is necessary or desirable in connection with their review of the Other Statement.

               (b) The Other Statement shall become final and binding (the "Final Other Statement") upon the parties on the forty-fifth (45th) day following delivery thereof, unless Sellers give written notice of their disagreement with the Other Statement (the "Other Statement Notice of Disagreement") to Buyer prior to such date. The Other Statement Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If an Other Statement Notice of Disagreement is given to Buyer in the period specified, then the Final Other Statement (as revised in accordance with clause (A) or (B) below) shall become final and binding upon the parties on the earlier of (A) the date Buyer and Sellers resolve in writing any differences they have with respect to the matters specified in the Other Statement Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.

               (c) Within 10 Business Days after the Other Statement becomes final and binding upon the parties, (A) Buyer shall be required to pay to the Young Entities the amount, if any, by which (w) the sum of the Closing Date Vacation Liability Estimated Amount and the Closing Date Bonus Liability Estimated Amount exceeds the Other Statement Liabilities, and (B) Sellers shall be required to pay to Buyer the amount, if any, by which (y) Other Statement Liabilities exceed the sum of the Closing Date Vacation Liability Estimated Amount and the Closing Date Bonus Liability Estimated Amount. All payments made pursuant to this Section 2.12(c) must be made via wire transfer in immediately available funds to an account designated by the recipient party, together with interest thereon at the prime rate (as reported by the Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Effective Time to the date of actual payment.

               (d) Notwithstanding the foregoing, in the event that Sellers deliver an Other Statement Notice of Disagreement and either Sellers on the one hand or Buyer on the other hand shall be required to make a payment of any undisputed amount to the other regardless of the resolution of the items contained in the Other Statement Notice of Disagreement, then Sellers or Buyer, as applicable, shall within 10 Business Days of the receipt of the Other Statement Notice of Disagreement make payment to the other by wire transfer in immediately available funds of such undisputed amount owed by Sellers or Buyer to the other, as the case may be, pending resolution of the Other Statement Notice of Disagreement together with interest thereon, calculated as described above.

               (e) During the 30-day period following the delivery of an Other Statement Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and Sellers shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Other Statement Notice of Disagreement. During such period: (A) Buyer and its independent auditors, if any, at Buyer's sole cost and expense, shall be, and Sellers and their independent auditors, if any, at Sellers' sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of: (i) the financial statements of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Other Statement Notice of Disagreement; (ii) the working papers of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, and such other party's auditors, if any, relating to the Other Statement Notice of Disagreement; (iii) the books and records of the Sellers, in the case of Buyer, and Buyer, in the case of Sellers, relating to the Other Statement Notice of Disagreement; and (iv) any supporting schedules, analyses and documentation relating to the Other Statement Notice of Disagreement; and
     (B) Sellers, in the case of Buyer, and Buyer, in the case of Sellers, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party's independent auditors, if any, as such first party reasonably believes is necessary or desirable in connection with its review of the Other Statement Notice of Disagreement.

               (f) If, at the end of such 30-day period, Buyer and Sellers have not so resolved such differences, Buyer and Sellers shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Other Statement Notice of Disagreement. Within sixty (60) days after selection of the Accounting Firm, Buyer and Sellers shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions. Buyer and Sellers shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within thirty (30) days following the submission of such materials to the Accounting Firm. Buyer and Sellers agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.12 shall be borne equally by Buyer on the one hand and Sellers on the other hand. The fees and expenses (if any) of Buyer's independent auditors and attorneys incurred in connection with the review of the Other Statement Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Sellers independent auditors and attorneys incurred in connection with their review of the Other Statement shall be borne by Sellers.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE YOUNG ENTITIES

     As to Sections 3.01, 3.02, 3.03, 3.04 and 3.20, the Young Entities jointly and severally represent and warrant to Buyer, and as to the remaining Sections, Sellers jointly and severally represent and warrant to Buyer, in each case as follows:

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

     SECTION 3.01. Corporate Existence and Power. Each of the Young Entities is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each of the Young Entities is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Young Entities has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of such Young Entity as currently in effect.

     SECTION 3.02. Corporate Authorization. (a) The execution and delivery of this Agreement by each Young Entity and each Ancillary Agreement to which such Young Entity will be a party, the performance by such Young Entity of its obligations hereunder and thereunder and the consummation by such Young Entity of the transactions contemplated hereby and thereby are within such Young Entity's corporate powers and have been duly authorized by all requisite corporate action on the part of such Young Entity.

               (b) This Agreement has been, and at the Closing each Ancillary Agreement will be, duly executed and delivered by each Young Entity. This Agreement (assuming due authorization, execution and delivery by Buyer) constitutes, and each Ancillary Agreement to which such Young Entity will be a party will constitute when executed and delivered by each Young Entity, the legal, valid and binding obligation of such Young Entity, enforceable against such Young Entity in accordance with its terms.

     SECTION 3.03. Governmental Authorization. The execution, delivery and performance by each Young Entity of this Agreement and each Ancillary Agreement to which such Young Entity will be a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) as described in Schedule 3.03, (b) compliance with any applicable requirements of the HSR Act, (c) the FCC, and (d) any such action by or in respect of or filing with any Governmental Authority as to which the failure to take, make or obtain could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.04. Noncontravention. Except as set forth in Schedule 3.04, the execution, delivery and performance of this Agreement by each Young Entity and each Ancillary Agreement to which such Young Entity will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the certificate of incorporation or by-laws of such Young Entity, (b) assuming compliance with the matters referred to in
Section 3.03, conflict with or violate any Law or Governmental Order applicable to such Young Entity, (c) require any consent or other action by or notification to any Person under, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of such Young Entity or to a loss of any benefit relating to the Business to which such Young Entity is entitled under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other agreement or instrument to which such Young Entity is a party or by which any of its or their assets is or may be bound or (d) result in the creation or imposition of any Lien on any asset of the Young Entities, except for Permitted Liens, except, in the cases of clauses (b), (c) and (d), for any such violations, consents, actions, defaults, rights or losses as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.05. Contracts.

               (a) As of the date of this Agreement, the Contracts listed on
Schedule 3.05(a) constitute all of the Contracts with third parties relating to the Business:

                   (i) for the sale of broadcast time for advertising or other purposes for cash that was not made in the ordinary course of business consistent with past practices;

                   (ii) with a term of more than six (6) months from the date of this Agreement and that involve payments or receipts over the remaining term of such Contract of more than $25,000 or (B) that involve payments or receipts over the remaining term of such Contract of more than $750,000 with respect to any single agreement or group of related agreements;

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

                   (iii)  involving the purchase or sale of Real Property;

                   (iv) relating to the acquisition or disposition of any
               business (whether by merger, sale of stock, sale of assets or otherwise);

                   (v) involving construction, architecture, engineering or other agreements relating to uncompleted construction projects, in each case that involve payments in excess of $250,000;

                   (vi)   all Capital Lease Obligations;

                   (vii) under which either Seller has, directly or indirectly made any loan, extension of credit (other than in the ordinary course of business consistent with past practices) or capital contribution to, or investment in, any third party;

                   (viii) for any mortgage, pledge or security agreement, deed of trust or other instrument granting a Lien (other than Permitted Liens) upon any property of the Station, in each case that may bind Buyer or any of its Affiliates upon or as a result of the consummation of the transactions contemplated by this Agreement;

                   (ix) containing a guarantee or indemnification by the Station, in each case that may bind Buyer or any of its Affiliates upon or as a result of the consummation of the transactions contemplated by this Agreement;

                   (x) containing any material noncompetition or other business limitation restrictions binding on (A) the Station or its employees or consultants or (B) any Affiliate of the Station, in each case that may bind Buyer or any of its Affiliates upon or as a result of the consummation of the transactions contemplated by this Agreement;

                   (xi) involving a material partnership, joint venture or similar agreement with another party, in each case that may bind Buyer or any of its Affiliates upon or as a result of the consummation of the transactions contemplated by this Agreement;

                   (xii) for any agreement with (A) YBI or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of YBI or any of its Affiliates,
               (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by YBI or any of its Affiliates or (D) any director or officer of YBI or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;

                   (xiii) for any agreement with any director or officer of
               either Seller or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

                   (xiv) involving compensation to any employee or consultant in excess of $300,000 or for the employment of any employee or consultant for a term greater than three (3) years; and

                   (xv) involving any labor agreement or collective bargaining agreement of the Station.

               (b) No default (with the lapse of time or giving of a notice or both) on the part of either Seller and, to the Knowledge of Sellers any other party thereto, exists under any of the Contracts other than such defaults that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (c) Each Contract is in full force and effect and constitutes the legal and binding obligation of, and is legally enforceable against, such Young Entity party thereto in accordance with its terms and, to the

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

Knowledge of the Young Entities, is legally enforceable against the other parties thereto, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (d) The Young Entities have previously furnished to Buyer prior to the date of this Agreement true and complete copies of all written Contracts listed on Schedule 3.05(a), including all amendments, modifications and supplements thereto, and any assignments thereof, and have previously described to Buyer the material provisions of all oral and pending Contracts .

               (e) There are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Lease that are owed by the Sellers.

               (f) Schedule 3.05(a)(ii) sets forth, as of the date set forth thereon, all Contracts relating to Program Rights, true and complete copies of which Contracts have been previously furnished to Buyer prior to the date of this Agreement. Schedule 3.05(f) sets forth (i) an accurate schedule of material programming payments and usage report in respect of Program Rights for calendar year 2002, (ii) an accurate schedule setting forth the material feature film inventory of the Station as of January 30, 2002, (iii) an accurate schedule of the material cash programming assets of the Station dated as of December 31, 2001, (iv) an accurate schedule of the material cash programming liabilities of the Station dated as of December 31, 2001 and (v) an accurate schedule of the material barter programming assets dated as of December 31, 2001.

     SECTION 3.06. Intangible Property. (a) There are no claims, demands or proceedings pending or, to the Knowledge of Sellers, threatened by any third party pertaining to or challenging either Seller's right to use any of the Intangible Property or that any Intangible Property or any services provided, process used or products manufactured, produced or used or sold by either Seller do or may conflict with, or infringe or otherwise violate the rights of third parties.

               (b) There is no trademark, trade name, patent or copyright owned by a third party that either Seller is using in the Business without valid license to do so.

               (c) Except for the Excluded Assets, the Intangible Property includes all Copyrights, Patents and Trademarks, including rights in and to call letters used in the operation of the Station.

               (d) Except as set forth on Schedule 3.06(e), all material owned Intangible Property, including the call letters necessary for or used in the Business, has been duly applied for or registered in, filed in or issued by, as applicable, the appropriate Governmental Authority where such registration, filing or issuance is necessary for the Business, and all such filings, registrations and issuances are valid and in good standing.

               (e) Except for the Excluded Assets and except as set forth on
Schedule 3.06(e), all material Copyrights and Trademarks that are registered or filed are described, listed or set forth on Schedule 3.06(e)(1) and 3.06(e)(2), respectively, all of which are transferable to Buyer without the consent of any third party and none of which have been licensed to any third party.

               (f) Sellers have not received any written notice, or otherwise have Knowledge, that any of the owned Intangible Property is the subject of a judicial or administrative finding, opinion or office action or has been adjudged invalid, unenforceable or unregistrable in whole or in part. To the Knowledge of Sellers each Intangible Property is valid and enforceable.

     SECTION 3.07. Real Property. (a) The applicable Seller has (A) good, marketable and insurable fee simple absolute or (B) valid leasehold or other interests, as applicable, in the Real Property, in each case free and clear of any and all Liens other than (i) Permitted Liens and, (ii) Liens that will be discharged on or prior to the Closing Date by the Sellers. Neither of the Sellers owns, leases, subleases, licenses or uses any real property in the operation of the Station other than the Real Property. True and complete copies of (i) the last deed of record, title insurance policies and surveys pertaining to any owned Real Property and (ii) the Leases, in each case have heretofore been furnished by the Young Entities to Buyer. Upon the Closing, all right, title and interest of Sellers in, to and under the Leases and the Real Property will be transferred to Buyer free and clear of all Liens other than Permitted Liens.

               (b) Neither Seller nor any Affiliate thereof has subjected the Real Property to any easements, rights, duties, obligations, covenants, conditions, restrictions, limitations or agreements not of record that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (c) Neither Seller has received written notice of or otherwise has Knowledge of any pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and to the Knowledge of Sellers, no such condemnation or similar proceeding is presently contemplated or threatened that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (d) Neither Seller has received any written notice from any insurance company of any defects or inadequacies in the Real Property or any part thereof that would materially adversely affect the insurability of the Real Property or the premiums for the insurance thereof. Neither Seller has received any notice from any insurance company that has issued or refused to issue a policy with respect to any portion of the Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made.

               (e) Except as disclosed on Schedule 3.07(e), there are no parties in possession of any portion of the Real Property other than Sellers, whether as lessees, sublessees, licensees or tenants at will.

               (f) The current use of the Real Property does not violate any restrictive covenants affecting the Real Property or otherwise violate in any material respect any Law. To the Knowledge of Sellers, there is no Law now in existence the operation of which would require either Seller to make any material expenditure to modify or improve any of the Real Property or to bring such Real Property into substantial compliance therewith. To the Knowledge of Sellers, there are no facts that would prevent any portion of the Real Property from being occupied after the Closing in substantially the same manner as currently occupied.

               (g) The Real Property has reasonably adequate access to and from completed, dedicated and accepted public roads, and there is no pending or, to the Knowledge of Sellers, threatened Action that would materially impair or curtail such access. All towers, guy anchors, buildings and other improvements are wholly within the lot limits of the applicable Real Property and do not encroach on any adjoining premises, except for such encroachments as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material encroachments upon any of the owned parcels of Real Property or adjoining parcels by buildings, structures or improvements that could reasonably prevent the use of each such parcel of Real Property as it is currently used.

               (h) There are no structural, electrical, mechanical, plumbing, air conditioning, heating or other defects in the buildings located on the Real Property, and the roofs of the buildings located on the Real Property are free from leaks and in good condition, except for such defects or leaks as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

               (i) All amounts owing to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to or in connection with the Real Property have been or shall have been paid prior to Closing.

     SECTION 3.08. Title to Purchased Assets; Liens. . Sellers have good and valid title to or valid leasehold interests in all of the Purchased Assets, free and clear of any and all Liens (other than Permitted Liens and Liens that will be discharged by Sellers on or prior to the Closing Date). At the Closing, all of the Purchased Assets shall be transferred to Buyer free and clear of any and all Liens (other than Permitted Liens).

     SECTION 3.09. Sufficiency of Assets. Other then the Excluded Assets, the Purchased Assets constitute all of the property and assets used or held for use in the Business and constitute all of the assets and properties necessary for the continued operation of the Business as currently conducted.

     SECTION 3.10. Condition of Equipment. Each material item of Equipment is in good condition and repair, ordinary wear and tear excepted, and is not in need of imminent repair or replacement and those material items of Equipment constituting transmitting and studio equipment are operating in accordance with their intended use. All material operating systems and computer software are (A) operating satisfactorily for the task to which they are being applied, and in accordance with all vendor warranties and vendor-supplied user documentation, (B) reasonably capable of handling existing and currently contemplated work volumes and (C) not in imminent need of repair or replacement.

     SECTION 3.11. Financial Information. (a) True and complete copies of the balance sheets as at December 31, 1999, 2000 and 2001 for the Station (the December 31, 2001 balance sheet of the Station is referred to herein as the "Reference Balance Sheet") and the related statements of income for each of the years ended December 31, 1999, 2000 and 2001 and the related statement of cash flow for the year ended December 31, 2001 are attached as Schedule 3.11(a) (collectively, the "Reference Financial Statements").

              (b) The Reference Financial Statements (A) are in accordance with the books and records of the Station, (B) have been prepared in accordance with GAAP (it being understood that the Reference Financial Statements do not contain footnotes) except as set forth on Schedule 3.11(b)(1), (C) fairly present in all material respects the financial condition of the Station as at the dates indicated and the results of its operations and cash flows for the periods then ended and (D) do not reflect any (i) unusual or infrequently occurring items or
(ii) related party transactions, in each case, except as set forth on Schedule 3.11(b)(2).

              (c) The books and records of the Station (A) reflect all items of income and expense and all assets and liabilities required to be reflected therein in accordance with GAAP except as set forth on Schedule 3.11(b)(i) and
(B) are in all material respects complete and correct.

              (d) A true and complete copy of the 2002 monthly operating budget is attached hereto as Schedule 3.11(d).

     SECTION 3.12. Absence of Certain Changes or Events. (a) Except as disclosed in Schedule 3.12(a), since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practice.

              (b) Since the Balance Sheet Date through the date hereof and except as set forth in Schedule 3.12(b) or as contemplated by this Agreement, there has not been:

                   (i) any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

                   (ii) any incurrence, assumption or guarantee by either Seller of any indebtedness for borrowed money with respect to the Business other than in the ordinary course of business consistent with past practices, in each case that may bind or obligate Buyer or any of its Affiliates in any way upon or as a result of the consummation of the transactions contemplated hereby;

                   (iii) any making of any loan, advance or capital
               contributions to or investment in any Person other than loans, advances, capital contributions or investments made in the ordinary course of business consistent with past practices, in each case that may bind or obligate Buyer or any of its Affiliates in any way upon or as a result of the consummation of the transactions contemplated hereby;

                   (iv) any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Station having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses;

                   (v) instituted or settled any material legal proceeding by either Seller relating to the Business;

                   (vi) any transaction or commitment made, or any contract or agreement entered into, by either Seller relating to the Business or Purchased Assets (including the acquisition or disposition of any assets) or any relinquishment by either Seller of any contract or other right, in either case, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

                   (vii) any material change in the Station's usage or pattern of usage of Program Rights, any material change in the broadcast hours or in the percentages of types of programming broadcast by the Station or any other material change in the programming policies of the Station;

                   (viii) the creation or other incurrence by either Seller of any Lien on any asset relating to the Business other than Permitted Liens;

                   (ix) any (A) establishment of any bonus, insurance, employment, severance, deferred compensation, pension, retirement, profit sharing, stock option (including any grant of any stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan (or any amendment to any such existing agreement),
               (B) grant of any severance or termination pay to any officer of either Seller or employee of the Business, or (C) increase or change to the rate or nature of the compensation (including wages, salaries and bonuses) that is paid or payable or to become payable to any Person employed by the Station, except (x) in each case, as may be required by Law or existing contracts or applicable collective bargaining agreements that have previously been disclosed to Buyer and (y) in the ordinary course of business consistent with past practices with respect to Persons who are not either (i) responsible for any principal administrative, operating or financial function of the Business or (ii) talent;

                   (x) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Station, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Station;

                   (xi)   any sale of Real Property;

                   (xii) any change in any method of accounting or accounting practice by either Seller with respect to the Business except for any such change required by reason of a concurrent change in GAAP; or

                   (xiii) any agreement or commitment to do anything set forth in this Section 3.12.

     SECTION 3.13. Absence of Litigation. Except as set forth in Schedule 3.13(a)(1), there is no material Action pending or, to the Knowledge of Sellers, threatened against or affecting either Seller or any of its or their properties or assets before any Governmental Authority. Except as set forth in Schedule 3.13(a)(2), neither Seller nor any of its or their properties or assets is operating under or subject to any Governmental Order that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.14. Compliance with Laws. Except as set forth in Schedule 3.14 and except for matters relating to the FCC which are addressed by Section 3.15, none of the Young Entities is in material violation of, and has not since January 1, 2000 violated in any material respect, and, to the Knowledge of Sellers, is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable Law or Governmental Order, except for violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     SECTION 3.15. FCC Matters; Qualification. (a) Schedule 3.15(a)(1) contains a true and complete list of the FCC Licenses, and there are no other licenses, permits or other authorizations from the FCC required for the lawful operation of the Station substantially in the manner now operated. Sellers have delivered true, correct and complete copies of the FCC Licenses to Buyer, including any and all amendments and modifications thereto. The FCC Licenses were validly issued by the FCC, are validly held by Fidelity and are in full force and effect. All FCC actions with respect to the Station's main analog and digital licenses are Final Orders. The FCC Licenses have been issued for the full terms customarily issued to a broadcast television station in the State of California, and the

FCC Licenses are not subject to any condition except for conditions applicable to broadcast television licenses generally or otherwise disclosed in Schedule 3.15(a)(2). All required FCC regulatory fees with respect to the FCC Licenses have been paid. Fidelity has filed or made all applications, reports, and other disclosures required by the FCC to be filed or made by Fidelity with respect to the Station in the current license term. Sellers have no reason to believe that the FCC will not renew the FCC Licenses in the ordinary course.

              (b) Except as set forth on Schedule 3.15(b), the Station, including both analog Channel 9 and digital Channel 43, is operating at full power and not pursuant to any temporary waiver. Sellers have constructed and are operating DTV Channel 43 in accordance with its license for that channel. Except as set forth on Schedule 3.15(b), Sellers have no applications pending before the FCC relating to the operation of the Station.

              (c) Except as set forth in Schedule 3.15(c), no qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations of any Governmental Authority other than the FCC Licenses are required to own and operate the Station as a television broadcast station in substantially the same manner as the Station is being operated as of the date hereof and the Closing Date.

              (d) Except as set forth on Schedule 3.15(d)(1), Sellers have operated the Station, its physical facilities, electrical and mechanical systems and transmitting and studio equipment substantially in compliance with the Communications Act and the FCC Licenses. To the Knowledge of Sellers, all antenna support structures used in the operation of the Stations have been registered with the FCC, if registration is required, and comply with all other requirements of the FCC and the Federal Aviation Administration. Except as set forth in Schedule 3.15(d)(2), to the Knowledge of Sellers, there are no applications, petitions, complaints, proceedings or other actions pending or threatened before the FCC relating to the Station, other than proceedings affecting the broadcast television industry generally.

              (e) Fidelity is qualified under the Communications Act to assign the FCC Licenses to Buyer. To the Knowledge of Sellers, there is no fact or circumstance relating to the Station or either Seller or any of their Affiliates that would cause the FCC to deny the FCC Applications. Sellers have no reason to believe that the FCC Applications might be challenged or might not be granted by the FCC in the ordinary course due to any fact or circumstance relating to the Sellers' operation of the Station or either of Sellers or any of their Affiliates.

     SECTION 3.16. Cable and Satellite Matters. (a) Schedule 3.16(a) contains a list, including channel positions, of all cable television systems in the Los Angeles Nielsen Designated Market Area (the "Los Angeles DMA") on which the Station's analog signal is presently carried ("Market Cable Systems"). Sellers have timely made must-carry elections or entered into retransmission consent agreements with respect to the Market Cable Systems. No Market Cable System has provided written notice to Sellers of any signal quality issue or failed to respond to a request for carriage or, to the Knowledge of Sellers, sought any form of relief from carriage of the Station from the FCC. Sellers have not received any written notice of any Market Cable System's intention to delete the Station from carriage or to change the Station's channel position on such cable system. Sellers have no petition pending before the FCC to extend the Station's market for cable carriage purposes beyond the Los Angeles DMA.

              (b) Schedule 3.16(b) contains a list of the cable systems that, to the Knowledge of Sellers, carry the Station, including the Station's channel position, where known, on such cable systems outside the Los Angeles DMA.

              (c) Schedule 3.16(c) contains a list of all retransmission consent, channel positioning or other agreements with cable systems with respect to the Station, and Sellers have previously furnished Buyer with true and correct copies of all such agreements.

              (d) Sellers timely made must-carry elections or have entered into retransmission consent agreements with DirectTV and EchoStar, each of which provide local-into-local service in the Los Angeles DMA. Schedule 3.16(d)(1) lists these retransmission consent agreements, and Sellers have previously furnished Buyer with true and correct copies of these agreements. Neither DirecTV nor EchoStar has advised Sellers or any of their Affiliates of any signal quality or other issues with respect to the Station's retransmission consent elections, and the Station is being carried by DirecTV and EchoStar in the Los Angeles DMA on such carrier's satellite serving such market. Except as disclosed on Schedule 3.16(d)(2), none of the Sellers nor any of their Affiliates has unresolved disputes with satellite carriers with respect to the carriage of the Station. The Station was not retransmitted by a satellite carrier on May 1, 1991.

     SECTION 3.17. Employees; Labor Matters. (a) Schedule 3.17(a) sets forth a true and complete list, dated as of the date set forth thereon, of all individuals employed by the Station, including the names, date of hire, current rate of compensation, employment status (i.e., active, disabled, on authorized leave and reason therefor), department, title, whether covered by a Bargaining Agreement and whether full-time, part-time or per-diem. Each such employee is employed by a Seller.

              (b) Except as set forth on Schedule 3.17(b), the Business is not subject to or bound by any labor agreement or collective bargaining agreement. Sellers are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, except for such compliance the failure of which or the engagement of which could not reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the Knowledge of Sellers, threatened against either Seller before the National Labor Relations Board. No strike or other labor dispute involving either Seller is pending or, to the Knowledge of Sellers, threatened, and, to the Knowledge of Sellers, there is no activity involving any Station Employee seeking to certify a collective bargaining unit or engaging in any other organizational activity.

     SECTION 3.18. Employee Benefit Plans. (a) Schedule 3.18(a)(1) identifies each Employee Plan. Sellers have previously furnished to Buyer copies of the Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan. Schedule 3.18(a)(2) identifies each Employee Plan that is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code. The Sellers have provided Buyer with complete age, salary, service and related data as of January 29, 2002 for all employees covered under any Employee Plan.

              (b) Except as set forth on Schedule 3.18(b), neither Seller nor any of its ERISA Affiliates has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Closing Date (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or
(B) any liability under Section 4971 of the Code that in either case could become a liability of Buyer or any of its ERISA Affiliates after the Closing Date. Except as set forth on Schedule 3.18(b), no condition exists that (i) could constitute grounds for termination by the PBGC of any employee benefit plan that is subject to Title IV of ERISA that is maintained by either Seller or any of its ERISA Affiliates or (ii) presents a material risk of complete or partial withdrawal from any multiemployer plan, as defined in Section 3(37) of ERISA, which could result in either Seller or Buyer or any ERISA Affiliate of any of them incurring a withdrawal liability within the meaning of Section 4201 of ERISA. The assets of either Seller are not now, nor will they after the passage of time be, subject to any Lien imposed under Code Section 412(n) by reason of a failure of either Seller to make timely installments or other payments required under Code Section 412. Except as set forth on Schedule 3.18(b), if a "complete withdrawal" by Sellers and all of their ERISA Affiliates were to occur as of the Closing Date with respect to all Multiemployer Plans, neither Seller nor any of its ERISA Affiliates would incur any material withdrawal liability under Title IV of ERISA.

              (c)  Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation. Sellers have previously provided Buyer with the most recent determination letter of the IRS relating to each such Employee Plan. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

              (d) Neither Seller has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of such or other Seller, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent either Seller from amending or terminating any Employee Plan providing health or medical benefits in respect of any active employee of the Station other than limitations imposed under the terms of a collective bargaining agreement.

              (e) All contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent (i) reflected as a liability on the Closing Balance Sheet or (ii) retained by Sellers. There has been no amendment to, written interpretation of or announcement (whether or not written) by either Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

              (f) Except as set forth on Schedule 3.18(f), there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Station that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code.

              (g) Except as set forth on Schedule 3.18(g) and except as otherwise provided in Section 8.07, no employee or former employee of the Station will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

              (h) Neither Seller has currently in place any stay bonus plan or arrangement.

     SECTION 3.19. Environmental Matters. (a) Except as would not have a Material Adverse Effect or as otherwise disclosed on Schedule 3.19(a):

                   (i) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation or Action or review is pending or, to the Knowledge of Sellers, threatened by any Governmental Authority or other Person with respect to any matters relating to either Seller or the Station and relating to or arising out of any Environmental Law;

                   (ii) there are no liabilities of or relating to either Seller or the Station of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and to the Knowledge of Sellers there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability;

                   (iii) no Hazardous Material, incinerator, sump, surface
              impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under the Real Property or any property now or previously owned, leased or operated by the Station or either Seller except, in each case, in compliance with Environmental Laws;

                   (iv) no Hazardous Material has been Released in violation of Environmental Laws at, on or under any property now or previously owned, leased or operated by either Seller or the Station;

                   (v) no property now or previously owned, leased or operated by either Seller or the Station nor, to the Knowledge of Sellers, any property to which either Seller or the Station has, directly or indirectly, transported or arranged for the transportation of any Hazardous Material is listed or, to the Knowledge of Sellers, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or local list of sites requiring investigation or clean-up; and

                   (vi) the Business is and the Sellers are in compliance in all material respects with all Environmental Laws and have obtained and are in compliance with all Environmental Permits; such Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

              (b) Since January 1, 1996, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which either Seller has Knowledge in relation to the Station or any property or facility now or previously owned, leased or operated by the Station that has not been previously delivered to Buyer.

     SECTION 3.20. Taxes. Except as set forth in Schedule 3.20, (a) each Young Entity has timely filed or been included in, or will timely file or be included in, all material Tax Returns required to be filed by it or in which it is to be included with respect to Taxes for any period ending on or before the Closing Date, (b) all material Taxes that are due with respect to the Young Entities have been paid except to the extent such Taxes are being contested in good faith, (c) no deficiency for any material amount of Tax has been asserted or assessed by a Tax authority against any Young Entity or for which any Young Entity may be liable, (d) there are no judicial proceedings with respect to material Taxes due from any Young Entity; and (e) there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.

     SECTION 3.21. Brokers. Except for Credit Suisse First Boston Corporation, whose fees will be paid by the Young Entities, there is no broker, finder, investment banker or other intermediary that has been retained by or is authorized to act on behalf of any Young Entity who or that might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Young Entities as follows:

     SECTION 4.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

     SECTION 4.02. Corporate Authorization. (a) The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer's corporate powers and have been duly authorized by all requisite corporate action on the part of Buyer.

                   (b) This Agreement has been, and at the Closing each Ancillary Agreement will be, duly executed and delivered by Buyer. This Agreement (assuming due authorization, execution and delivery by each Young Entity) constitutes, and each Ancillary Agreement to which Buyer will be a party will constitute when executed and delivered by Buyer, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) the FCC, and (c) any such action by or in respect of or filing with any Governmental Authority as to which the failure to take, make or obtain could not

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reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer or on Buyer's ability to perform its obligations under this Agreement or the Ancillary Agreements.

     SECTION 4.04. Noncontravention. The execution, delivery and performance of this Agreement by Buyer and each Ancillary Agreement to which Buyer will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the certificate of incorporation or by-laws of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, conflict with or violate any Law or Governmental Order applicable to Buyer, (c) require any consent or other action by or notification to any Person under, constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Buyer or to a loss of any benefit relating to the Business to which Buyer is entitled under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other agreement or instrument to which Buyer is a party or by which any of Buyer's assets is or may be bound or (d) result in the creation or imposition of any Lien on any asset of Buyer, except for Permitted Liens, except, in the cases of clauses (b), (c) and (d), for any such violations, consents, actions, defaults, rights or losses as could not have, individually or in the aggregate, a material adverse effect on Buyer or on Buyer's ability to perform its obligations under this Agreement or the Ancillary Agreements.

     SECTION 4.05. Absence of Litigation. There are no Actions pending against or, to Buyer's knowledge, threatened against Buyer before any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement.

     SECTION 4.06. FCC Qualification. Except as set forth on Schedule 4.06, Buyer is legally, technically, financially and otherwise qualified under the Communications Act to acquire the FCC Licenses and own and operate the Station.

     SECTION 4.07. Brokers. There is no broker, finder, investment banker or other intermediary that has been retained by or is authorized to act on behalf of Buyer who or that might be entitled to any fee or commission from either Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

                                   ARTICLE V
                         COVENANTS OF THE YOUNG ENTITIES

     SECTION 5.01. Operations Pending Closing . Except as otherwise set forth herein and subject to the provisions of Section 7.03 regarding control of the Station, after the date of this Agreement and prior to the Closing, Sellers shall:

              (a) operate or cause the operation of the Station in the ordinary course of business consistent with past practices and use commercially reasonable best efforts to preserve substantially intact the relationships of the Station with its customers, employees, suppliers, licensors, licensees, distributors and others with whom the Station deals;

              (b) operate the Station substantially in compliance with the Communications Act and not cause or permit, or agree or commit to cause or permit, by act or failure to act, any of the FCC Licenses to expire or to be revoked, suspended or adversely modified, or take or fail to take, any action that would be reasonably likely to cause the FCC or any other Governmental Authority to institute proceedings for the suspension, revocation or adverse modification of any of the FCC Licenses;

              (c) until the Audited Financial Statements are prepared, not make any change in any method of accounting or accounting practice utilized in the preparation of the Reference Financial Statements, and from and after the date of the Audited Financial Statements, not make any change in any method of accounting or accounting practice utilized in the preparation of the Audited Financial Statements, in each case, except for any such change required by reason of a concurrent change in GAAP;

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

              (d) not sell, lease, license or otherwise dispose of any assets or properties relating to the Station except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business consistent with past practices;

              (e) not enter into or agree to enter into any agreement to sell, purchase or encumber any parcel of Real Property;

              (f) maintain the Equipment in good operating condition, ordinary wear and tear excepted, and replace with a substantially equivalent asset of substantially equivalent quality or utility any of the Equipment that shall not be working or shall be lost, stolen or destroyed;

              (g) except as otherwise provided in Section 8.07, (A) not hire any Person without Buyer's prior written consent; (B) not increase or otherwise change the rate or nature of, or prepay, the compensation (including wages, salaries and bonuses) that is paid or payable to any Person employed by the Station, except in the ordinary course of the business consistent with past practices or pursuant to existing compensation and fringe benefit plans, practices and arrangements that have been furnished (in the case of such plans) or disclosed (in the case of such practices and arrangements) to Buyer prior to the date of this Agreement; (C) not enter into, renew or allow the renewal of or entering into, any employment or consulting agreement or other contract or arrangement with respect to the performance of personal services for the Station without Buyer's prior written consent;
     (D) not increase or otherwise change the rate or nature of severance or other termination benefits that are paid or payable to any Person employed by the Station; and (E) not agree or commit to do any of the foregoing provided, however, that with respect to clauses (A) and (C) of this Section 5.01(g), if Buyer does not provide its consent, Sellers may nonetheless take such action(s) as described in such clauses, provided that Buyer does not upon consummation of the transactions contemplated by this Agreement incur any liability or obligation relating to or arising from such action(s).

              (h) except with Buyer's prior written consent, such consent not to be unreasonably withheld or delayed and except as otherwise provided in
     Section 8.07, (A) not enter into, or become obligated under, any agreement or commitment on behalf of the Station except for: (x) any individual Program Rights agreement with a term of six (6) months or less or that involve payments or receipts of $200,000 or less; provided, however, that in no event may either Seller enter into Program Rights agreements that in the aggregate involve payments or receipts of $500,000 or more without Buyer's prior written consent, and (y) any other agreement or commitment (other than advertising sales contracts for cash only) with a term of six
     (6) months or less or that involve payments or receipts of $50,000 or less; provided, however, that in no event may either Seller enter into such other agreements or commitments that in the aggregate involve payments or receipts of $250,000 or more without Buyer's prior written consent, or (B) not change, amend, terminate or otherwise modify or agree or commit to change, amend, terminate or otherwise modify any Contract (other than advertising sales contracts for cash only) in any material respect except for those Contracts that terminate or expire prior to the Effective Time by their own terms; provided, however that neither Seller shall enter into or agree or commit to enter into any agreements or transactions on behalf of the Station with one another, with Affiliates of Sellers or with other divisions of either Seller without Buyer's prior written consent;

              (i) without limiting the restrictions contained in Section 5.01(h): (A) keep Buyer apprised of material developments in negotiations for existing and proposed Program Rights agreements and promptly provide Buyer with copies of all Program Rights agreements entered into by or on behalf of the Station; and (B) use commercially reasonable best efforts to include the following language in each Program Rights agreement to be negotiated and executed from and after the date of this Agreement other than such agreements set forth on Schedule 3.05(a): "If Station becomes commonly owned or operated with any television station in the Los Angeles Nielsen Designated Market Area, the programs may be broadcast on the Station or such other station(s) or any of them."

              (j) not enter into or agree or commit to enter into any new Tradeout Agreement relating to the Station prior to Closing that will not be fully performed prior to the Closing without Buyer's prior written consent;

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

              (k) (A) utilize the Program Rights only in the ordinary course of business consistent with past practices and substantially in accordance with the anticipated usage of such Program Rights as set forth on Schedule 3.05(f) and (B) not sell or otherwise dispose of any such Program Rights and make payments on Program Rights and agreements on a basis consistent with past practices and otherwise in accordance with this Agreement;

              (l) use their commercially reasonable best efforts to take all appropriate, reasonable action to protect the present service areas of the Station from increased electrical interference from other stations, existing or proposed, and to exercise reasonable best efforts to maintain or cause the maintenance of carriage, if any, of the Station's signals on all cable systems and satellite carriers;

              (m) except as otherwise provided in Section 8.07, not adopt, or agree or commit to adopt, any Employee Plan or other pension, profit sharing, deferred compensation or similar plan, program or trust on behalf of personnel of the Station, or modify or agree or commit to modify the existing Plans insofar as they relate to personnel of the Station, other than modifications or agreements or commitments to make any adoptions or modifications that apply to similarly situated employees of Sellers;

              (n) in the event that the Bargaining Agreements expire prior to the Effective Time, seek the consent of the appropriate international and local union(s) to a short-term extension of the expiring agreement(s) to enable Buyer to negotiate the terms of said agreement(s) after the Effective Time, and, in the event the consent to such an extension is not obtained, to confer in advance with Buyer about all applicable issues subject to bargaining; provided that Sellers shall, to the extent permitted by applicable Law, propose that such Bargaining Agreements provide for a term of one year but in no event more than three (3) years;

              (o) promptly notify Buyer of any attempted or actual collective bargaining organizing activity with respect to Station Employees; and not propose, to the extent permitted by Law, that any collective bargaining agreement applicable to any Station Employees be binding by any "successor" employer of such employees;

              (p) follow the Station's usual and customary policy with respect to (A) extending credit for sales of broadcast time on the Station and (B) collecting accounts receivable relating to the Station arising from such extension of credit;

              (q) (A) promote and advertise the Station, (B) promote and advertise, including on-air promotion and advertising, any program that is currently airing on the Station, in each case consistent with past practices, (C) make expenditures or commitments to make expenditures consistent with past practices, and (D) apply or spend all amounts received from Warner Brothers, Universal and Paramount for the 2001/2002 season (which amounts Sellers estimate to be $1.1 million) for advertising, marketing and promotion (the "A&P Grant") prior to the Closing Date for the purposes for which they were intended;

              (r) not make or agree or commit to make any capital expenditure greater than $5,000 in connection with any particular project or greater than $50,000 in total, without Buyer's prior written consent, which consent shall not be unreasonably withheld; and

              (s) timely make any must-carry/retransmission election that must be made prior to the Closing Date, provided that Sellers shall not elect must-carry (by default or otherwise) or enter into a retransmission consent agreement without first conferring with Buyer, or, prior to September 15, 2002, without Buyer's consent.

     SECTION 5.02. Access to Information. (a) From the date hereof until the Closing Date, upon reasonable notice, Sellers shall (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access during normal business hours to the offices, properties, books and records of the Station, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Station as such Persons may from time to time reasonably request and (iii) instruct the employees, counsel and financial advisors of Sellers to cooperate with Buyer in its investigation of the Station;

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

provided, however, that Buyer may not communicate with Station Employees other than the Station's general manager, chief engineer, chief financial officer and the Person primarily responsible for employment and labor matters, in each case, without Sellers' prior written consent, which consent shall not be unreasonably withheld and that any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to unreasonably interfere with the conduct of the Business or any of the businesses or operations of Sellers or any Affiliate of Sellers. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers hereunder.

              (b) On and after the Closing Date, Sellers and their Affiliates will hold, and will use their commercially reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Buyer, Buyer's Affiliates and the Business.

              (c) On and after the Closing Date, Sellers will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant's work papers), information, employees and auditors to the extent necessary or reasonably useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Business; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the businesses or operations of Sellers or any Affiliate of Sellers.

     SECTION 5.03. Title Insurance and Surveys. From the date hereof until the Closing Date, Sellers shall cooperate with Buyer so that Buyer can promptly obtain the following (at Buyer's expense):

              (a) Preliminary reports on title covering a date subsequent to the date of this Agreement, issued by the Title Company, which preliminary reports shall contain commitments (the "Title Commitments") of the Title Company to issue an ALTA title insurance policy or policies (the "Title Policy") insuring the interests of Buyer (or its designee) in each owned parcel of the Real Property subject only to the Permitted Liens. The appropriate Seller shall execute a title affidavit that shall be in form and substance reasonably satisfactory to such Seller and the Title Company.

              (b) Surveys of the owned parcels of Real Property as of a date subsequent to the date of this Agreement.

              (c) A Phase I Environmental Site Assessment Report prepared consistent with ASTM Standard 1527-00 concerning the Real Property from an environmental engineering firm retained by Buyer that shall confirm, in a manner reasonably satisfactory to Buyer, the non-existence of any Hazardous Materials, other than those not in violation of any Environmental Law, on or about the Real Property or any material violation of Environmental Laws. Any audit report beyond a Phase I Report shall be conducted by Buyer only with the prior written consent of Sellers.

     SECTION 5.04. Financial Reports. (a) Within twenty-five (25) days after the end of each month following the date of this Agreement until the Closing Date, Sellers shall furnish Buyer with a copy of the monthly unaudited financial reports for the Station (including balance sheet and income and cash flow statements) for each such month and the fiscal year to the end of such month). All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in Section 3.11(b).

              (b) Seller shall deliver to Buyer no later than thirty (30) days from the date of this Agreement the audited balance sheet of the Station as of December 31, 2001 (the "Audited Balance Sheet"), and the related audited statements of income and cash flow of the Station for the year then ended, together with all related notes and schedules thereto, accompanied by the reports thereon of the Station's independent accountants (collectively with the Audited Balance Sheet, the "Audited Financial Statements") (A) prepared in accordance with the books and records of the Station, (B) prepared in accordance with GAAP applied on a basis consistent with the past practices of the Station and (C) which present fairly in all material respects the financial condition of the Station as at December 31, 2001 and the results of its operations and cash flows for the period then ended. Sellers shall pay all

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

costs, fees and expenses in connection with the preparation of the Audited Financial Statements. The Audited Financial Statements shall be consistent in all material respects with the Reference Financial Statements.

              (c) Buyer and its independent auditors shall be permitted to review and make copies reasonably required of the (i) working papers of Sellers and their independent auditors relating to the Audited Financial Statements and
(ii) any supporting schedules, analyses and other documentation relating to the Audited Financial Statements.

     SECTION 5.05. Employees. Sellers shall deliver to Buyer an updated list, dated as of a date no more than fifteen (15) days prior to the anticipated Closing Date, of all individuals employed by the Station, including the names, date of hire, current rate of compensation, employment status (i.e., active, disabled, on leave and reason therefor), department, title, whether covered by a Bargaining Agreement and whether full-time, part-time or per diem.

     SECTION 5.06. Estoppel Certificates. Sellers shall use commercially reasonable best efforts to obtain promptly estoppel certificates, other than as relates to the Mt. Wilson Lease, in a form reasonably acceptable to Buyer, executed by each of the landlords of the Leases and upon their receipt of any such estoppels, Sellers shall deliver such estoppel certificates to Buyer as promptly as practicable but in no event less than five (5) days prior to the Closing Date.

     SECTION 5.07. Risk of Loss. (a) Upon the occurrence prior to the Closing of any casualty loss, damage or destruction material to the operation of the Station, Sellers shall promptly give Buyer written notice setting forth in detail the extent of such loss, damage or destruction and the cause thereof if known. Sellers shall use their commercially reasonable best efforts to commence promptly and thereafter to proceed diligently to repair or replace any such lost, damaged or destroyed property whether such loss, damage or destruction occurs prior to, on or after the date of this Agreement, such efforts to include the payment of any applicable insurance policy deductibles. However, in the event that such repair or replacement is not fully completed prior to the Closing Date, or the loss, damage or destruction causes the Station to be off the air for forty-eight (48) consecutive hours or more, then Buyer may elect to
(i) consummate the transactions contemplated hereby on the Closing Date, in which event Sellers shall assign to Buyer the portion of the insurance proceeds, if any, not previously expended by the Young Entities to repair or replace the damaged or destroyed property, (ii) terminate this Agreement, or (iii) delay the Closing Date until fifteen (15) days after Sellers give written notice to Buyer of completion of the repair or replacement of the damaged or destroyed property; provided that in no event shall Buyer delay the Closing to a date more than sixty (60) days after the Termination Date; provided further that if Sellers are unable through their commercially reasonable best efforts to complete such repair or replacement within sixty (60) days after the casualty, Buyer may then terminate this Agreement.

              (b) If the Closing does occur as contemplated under Section 5.07(a)(i), the Purchase Price shall not be adjusted by reason of such casualty or such assignment of the insurance proceeds to Buyer.

     SECTION 5.08. Intentionally Omitted.

     SECTION 5.09. Payments. (a) Sellers shall prior to the Closing Date, in addition to any and all regularly scheduled payments due thereunder, prepay to The Los Angeles Lakers, Inc. an amount in connection with the Laker Broadcast Letter Agreement by and between The Los Angeles Lakers, Inc. and Young Broadcasting of Los Angeles, Inc. on behalf of KCAL-TV dated June 10, 1998 (the "Laker Broadcast Letter Agreement") such that payments required to be made by Buyer, in addition to the regular scheduled payments, in each of the next three
(3) calendar years thereunder are reduced by an amount equal to $1,777,799 for a total reduction equal to $5,333,397 or, if the Closing Date occurs after October 2, 2002, the first year reduction amount shall be reduced by $43,360 per game of the 2002/2003 pre- and regular Lakers season aired by the Station prior to the Closing Date.

              (b) Sellers shall deliver to Buyer, at least five Business Days prior to the Closing Date, an acknowledgement, executed by a senior executive officer of The Los Angeles Lakers, Inc. (the "Lakers Acknowledgement"), that payments required to be made as described above have been made.

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

              (c) If Sellers fail to deliver the Lakers Acknowledgement in accordance with Section 5.09(b), Buyer shall deduct an amount equal to $4,910,651 minus an amount equal to $39,923 for each pre- and regular season Laker game for the 2002/2003 season aired by the Station prior to the Closing (the "Laker Prepayment Amount") from the amount to be delivered to Sellers pursuant to Section 2.08(a) of this Agreement.

     SECTION 5.10. YBI Credit Agreement. The Young Entities agree that (i) if the consent described in Section 10.03(h) is not received at the Closing, Buyer may apply a portion of the Purchase Price to all amounts outstanding under the YBI Credit Agreement, and (ii) any amounts so applied shall be treated for all purposes hereunder as if Buyer had delivered such amount to the account of Sellers pursuant to Section 2.08(a).

     SECTION 5.11. YBI Assets. To the extent that any asset or property used or employed in the Business would be a Purchased Asset but for the fact that such asset or property is held or owned by YBI or any of its Affiliates (other than Sellers), YBI will cause such assets and property to be conveyed, transferred, assigned and delivered to Buyer at the Closing pursuant to Article II of this Agreement and such assets and property shall be treated, for all purposes of this Agreement, as Purchased Assets.

     SECTION 5.12. Transition Services. To facilitate a smooth transition of the web content of the websites located at Uniform Resource Locators www.kcaltv.com and www.kcal.com (collectively, the "Web Sites"), the Young Entities shall maintain the Web Sites in substantially the same manner as currently maintained for a period no longer than ninety days from the Closing Date.

     SECTION 5.13. Obligations of Sellers. YBI agrees to cause the due and punctual performance and observance by each Seller of all the terms, covenants, conditions, agreements and undertakings on the part of such Seller, to be performed or observed under this Agreement and the Ancillary Agreements, in accordance with the terms thereof, including the punctual payment when due of all obligations of the Sellers under this Agreement and the Ancillary Agreements. In the event that any Seller shall fail in any manner whatsoever to perform or observe any of its obligations hereunder or under the Ancillary Agreements when the same shall be required to be performed or observed, then YBI will itself duly and punctually perform or observe, or cause to be duly and punctually performed or observed, such obligation and it shall not be a condition to the obligation of YBI hereunder that Buyer shall first make demand upon, or give notice to, or institute proceedings against, Sellers.

     SECTION 5.14. Representation Agreement. (a) YBLA shall not, and YBI shall cause Adam Young Inc. not to, terminate the Agreement between Young Broadcasting of Los Angeles, Inc. and Adam Young Inc. (the "Representative"), dated as of March 1, 1997 (the "Representation Agreement").

              (b) The parties acknowledge that Buyer may terminate the Representation Agreement on or after the Closing Date (the "Termination Notice Date"), provided that such termination would not be effective until the first anniversary of the Termination Notice Date (such effective date, the "Representation Termination Date"). For the period between the Termination Notice Date and the Representation Termination Date (the "Representation Services Period"), so long as Buyer, in its sole discretion, shall request, YBI shall cause the Representative to provide Buyer all representation services in connection with the Station's National Spot Advertising (as such term is defined in the Representation Agreement) as currently provided to YBI pursuant to the Representation Agreement (the "Representation Services").

              (c) For each month that the Representative performs the Representation Services for Buyer, the Representative shall be entitled to its monthly commissions as set forth in Section 5 of the Representation Agreement.

              (d) If during the Representation Services Period, Buyer, in its sole discretion, requests that the Representative cease performing the Services (the "Discretionary Termination Date"), the Representative shall be entitled to commissions only in an amount equal to the average of the Representative's monthly commissions for the twelve (12) months prior to the Discretionary Termination Date times the sum of (x) the number of months remaining in the Representation Services Period and (y) two.

              (e) If Buyer does not make the request described in Section 5.15(d), upon the occurrence of the Representation Termination Date, the Representative shall be entitled to its commissions as set forth in Section

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5.15(c) plus two (2) months' runover, which runover amount shall be equal to the average of the Representative's monthly commissions for the twelve (12) months prior to the Representation Termination Date times two (2).

              (f) YBI shall cause Adam Young Inc. to fully perform its obligations under the Representation Agreement, as amended by the provisions of this Section 5.14.

     SECTION 5.15. Intentionally Omitted.

                                   ARTICLE VI
                               COVENANTS OF BUYER

     SECTION 6.01. Access to Information. On and after the Closing Date, upon reasonable notice, Buyer will afford promptly to Sellers and their agents reasonable access to its properties, books and records relating exclusively to any period ending on or before the Closing Date and to employees of Buyer to the extent necessary to establish facts related to such period.

     SECTION 6.02. Other Agreements. Buyer agrees to divest one (1) radio station in the Los Angeles DMA if and as required by the FCC in order to comply with Section 73.3555(c) of the FCC's Rules. Buyer shall not, subsequent to the date of this Agreement, enter into any agreement to acquire any other business or property or interest that (A) would conflict with the transactions contemplated by this Agreement under the Communications Act as then in effect and (B) would reasonably be expected to have the effect of materially delaying the receipt of the FCC Consent by reason of a violation of the Communications Act as then in effect.

                                  ARTICLE VII
                    COVENANTS OF BUYER AND THE YOUNG ENTITIES

     SECTION 7.01. Commercially Reasonable Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and the Young Entities will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement; provided that notwithstanding anything to the contrary contained in this Agreement, except as set forth on Schedule 4.06, neither Buyer nor any of its Affiliates shall be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), divest itself of, or limit the ownership or operations of all or any portion of its businesses, assets or operations.

              (b) In furtherance and not in limitation of Section 7.01(a), each of Buyer and the Young Entities agrees to make appropriate filings pursuant to applicable Antitrust Laws, including a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within fifteen
(15) Business Days after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Buyer shall pay all HSR Act filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.

              (c) Also in furtherance and not in limitation of Section 7.01(a), Buyer and the Young Entities shall prepare and file with the FCC as soon as practicable but in no event later than fifteen (15) Business Days after the execution of this Agreement, the requisite applications (the "FCC Applications") and other necessary instruments or documents requesting the FCC Consent and thereupon prosecute such applications with all reasonable diligence to obtain the requisite FCC Consent; provided, however, except as provided in the following sentence, neither Buyer nor the Young Entities shall be required to pay consideration to any third party to obtain the FCC Consent. Buyer shall pay one-half (1/2) and Sellers shall pay one-half (1/2) of the FCC filing fees relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated. Buyer and the Young Entities each shall oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to such party. The parties hereto shall not take any intentional action that would, or intentionally fail to take any action which such action or failure to take such action would reasonably be expected to have the effect of materially delaying the receipt of the FCC

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

Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and no party shall have terminated this Agreement under Article XI, the parties hereto shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the right of any party to exercise its rights under Article XI.

           (d)      In connection with the efforts referenced in Sections 7.01
(a), 7.01 (b) and 7.01(c) to obtain (i) all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law and (ii) the FCC Consent, Buyer and each of the Young Entities shall use its commercially reasonable efforts to (A) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (B) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ"), the FCC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party and (C) permit the other party to review any material communication given by it to, and consult with each other in advance of and be permitted to attend any meeting or conference with, the FTC, the DOJ, the FCC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, in each case regarding any of the transactions contemplated by this Agreement. For purposes of this Agreement, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

      SECTION 7.02. Certain Filings; Further Actions. The Sellers and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers; provided, however, that none of the Young Entities nor Buyer shall be required to pay consideration to obtain any such consent, approval or waiver and Sellers shall not agree to or permit the amendment of any Contract of the Station or relating to the Business in order to obtain any consent or approval.

      SECTION 7.03. Control Prior to Closing. The parties acknowledge and agree that, for the purposes of the Communications Act, this Agreement and, without limitation, the covenants in Article V, are not intended to and shall not be construed to transfer control of the Station from Sellers to Buyer.

      SECTION 7.04. Public Announcements. The parties shall agree on the terms of the press release that announces the transactions contemplated hereby and thereafter agree to consult with each other before issuing any press release or making any public announcement with respect to this Agreement or the transactions contemplated hereby, including any press releases or public statements the making of which may be required by applicable Law or any listing agreement with any national securities exchange.

      SECTION 7.05. Notices of Certain Events. Sellers and Buyer shall each promptly notify the other of:

           (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

           (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

           (c) in the case of Sellers, any Action commenced or, to the Knowledge of Sellers, threatened against, relating to or involving or otherwise affecting the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
      Section 3.13 or that relates to the consummation of the transactions contemplated by this Agreement; and

         (d) in the case of Buyer, any Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.05 or that relates to the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                       PENSION, EMPLOYEE AND UNION MATTERS

     SECTION 8.01. Employement. (a) Buyer shall employ as of the Effective Time each Station Employee employed immediately prior to the Effective Time who is employed pursuant to an employment agreement, personal services contract or Bargaining Agreement or who is represented by a union. Buyer shall offer employment to each other Station Employee employed immediately prior to the Effective Time who: (x) is not on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights ("Active Employees"); or (y) is on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights and who returns to active employment immediately following such absence and within 60 days of the Closing Date or such later date as required under applicable law ("Inactive Employees"). For the purposes hereof, all such Active or Inactive Employees who accept Buyer's offer of employment, the employees who are employed pursuant to employment agreements, personal services contracts or Bargaining Agreements or who are represented by a union are hereinafter referred to collectively as the "Transferred Employees", and the "Employment Commencement Date" as referred to herein shall mean the Effective Date for Transferred Employees who are (i) employed pursuant to employment agreements, personal services contracts or Bargaining Agreements or who are represented by a union and (ii) Active Employees, and the date on which the Transferred Employee begins employment with Buyer for Transferred Employees who are Inactive Employees. Buyer shall provide salary or wages, and benefits that are in the aggregate are of a comparable value to the salary or wages, and benefits provided to similarly situated employees of the Buyer, subject to enrollment periods, exclusions or limitations as are generally applied by the Buyer and/or the pertinent employee benefit plan; provided, however, that Buyer agrees that, for a period of not less than sixty (60) days beginning as of the Effective Time, Buyer shall compensate Transferred Employees who are sales department personnel of the Station at a salary and on terms and conditions (excluding employee benefits) that are at least as favorable in the aggregate as those provided by the applicable Seller immediately prior to the Effective Time.

         (b) Sellers agree to use reasonable efforts to facilitate the transition of the Transferred Employees to employment with Buyer as of the Employment Commencement Date. Such reasonable efforts shall include affording Buyer reasonable opportunities prior to the Employment Commencement Date to review employment records (other than medical and individual performance or evaluation records), as permitted by Law, of the Transferred Employees, to discuss terms and conditions of employment with Buyer as of the Employment Commencement Date and to distribute to the Transferred Employees forms and documents relating to employment with Buyer to the Transferred Employees.

         (c) Except as prohibited by Law, after the Closing Sellers shall deliver to Buyer originals or copies of all personnel files and records (including medical records, if any, but excluding benefit plan records) related to the Transferred Employees, and Sellers shall have reasonable continuing access to such files and records thereafter.

     SECTION 8.02. Savings Plan. Buyer shall cause one or more tax-qualified defined contribution plans established or maintained by Buyer ("Buyer's 401(k) Plan") to accept rollover contributions from the Transferred Employees of any account balances distributed to them by the Young Broadcasting Inc. 401(k) Plan. Buyer shall allow any such Transferred Employees' outstanding plan loan to be rolled into Buyer's 401(k) Plan. The distribution and rollover described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party by applicable Law in connection therewith. Buyer's 401(k) Plan shall credit Transferred Employees with service credit for eligibility and vesting purposes for service recognized for the equivalent purposes under the Young Broadcasting Inc. 401(k) Plan.

     SECTION 8.03. Employee Welfare Plans. Sellers shall be responsible for:
(x) claims for medical and dental benefits, disability benefits, life insurance benefits and workers compensation that are incurred prior to the Employment Commencement Date; and (y) claims related to "COBRA" coverage attributable to "qualifying events" occurring prior to the Employment Commencement Date, in each case with respect to any Transferred Employees and their beneficiaries and dependents. Buyer shall be solely responsible for: (i) medical and dental benefits, disability benefits, life insurance benefits and workers compensation benefits for claims incurred from and after the Employment Commencement Date for Active Employees; and (ii) claims relating to "COBRA" coverage attributable to "qualifying events" occurring from and after the Employment Commencement Date, in each case with respect to any Transferred Employees and their beneficiaries and dependents. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose. A life insurance or workers compensation claim shall be considered incurred prior to a particular date if the injury or condition giving rise to the claim occurs prior to such date. A disability claim shall be deemed to be incurred when the employee is declared disabled under the terms of the applicable disability plan. Transferred Employees shall be given credit under Buyer's welfare plans for deductibles and out-of-pocket expenses incurred while employed by either Seller in the relevant calendar year.

       SECTION 8.04. Vacation. Buyer will assume all liabilities for unpaid, accrued vacation of each Transferred Employee as of the Effective Time to the extent such accrued vacation does not exceed the vacation to which such Transferred Employee would be entitled under the terms of Buyer's vacation policy as currently in effect, giving credit under Buyer's vacation policy for service with the applicable Seller, and shall permit Transferred Employees to use their vacation entitlement accrued as of the Closing Date until 6 months from the Closing Date or the end of the calendar year during which the Closing occurs, whichever is later. Any additional unpaid accrued vacation to which any Transferred Employee is entitled shall be retired in consideration of payment thereof by such Seller to such Transferred Employee on the Closing Date. Service with both such Seller and Buyer shall be taken into account in determining Transferred Employees' vacation entitlement under Buyer's vacation policy after the Closing Date.

       SECTION 8.05. Bargaining Agreement. Buyer shall assume the Bargaining Agreements including any extension or successor Bargaining Agreements and any Bargaining Agreements reached with the producers and writers. Sellers' responsibility under the Sellers' Bargaining Agreements with respect to Sellers' union employees shall expire at the Effective Time and Buyer shall indemnify and hold harmless Sellers from any grievance or claim made under the Sellers' Bargaining Agreements with regard to Sellers' union employees, if asserted after the Effective Time.

       SECTION 8.06. Non-Solicitation by the Young Entities. (a) Each Young Entity agrees that for a period of one (1) year after the Closing Date, it will not, and will cause its Subsidiaries not to, directly or indirectly, solicit for employment or employ, either as an employee or a consultant, any employee of the Station who was an employee of the Station at the Closing, unless such person has been terminated by Buyer; provided that nothing contained in this Section 8.06(a) shall prohibit any Young Entity from general solicitation of employees over any medium not specifically targeted toward the Station or the Transferred Employees, including without limitation, newspaper, television, radio and similar forms of mass media.

                (b) The parties acknowledge and agree that the restrictions contained in Section 8.06(a) are a reasonable and necessary protection of the immediate interests of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and Buyer would not have entered into this Agreement without receiving the additional consideration offered by the Young Entities binding itself to these restrictions. In the event of a breach or a threatened breach by any Young Entity or any of its Subsidiaries of these restrictions, Buyer shall be entitled to apply to any court of competent jurisdiction for an injunction restraining such Person from such breach or threatened breach (without the necessity of proving the inadequacy of money damages as a remedy); provided, however, that the right to apply for injunctive relief shall not be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach.

       SECTION 8.07. Sellers' Stay Bonuses. Sellers agree that if either Seller puts into place, any stay bonus plan or arrangement, such plan or arrangement will provide that any Transferred Employee otherwise entitled to a stay bonus must continue employment with Buyer for a minimum period of sixty (60) days to be eligible therefor. Buyer agrees that Sellers may put into place a stay bonus plan, arrangement, or agreement and use such additional separate sales incentive letter agreements designed to encourage retention, as Sellers deem necessary, for one or more Station Employees, whether individually or for a specific group of employees and whether or not any such Station Employee may become a Transferred Employee.

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

                                   ARTICLE IX
                                   TAX MATTERS

        SECTION 9.01. Bulk Sales. Sellers and Buyer hereby waive compliance with the provisions of any applicable bulk sales law and no representations, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance. YBI hereby agrees to indemnify, defend and hold Buyer harmless from and against any and all Losses arising out of or relating to claims asserted against Buyer pursuant to any applicable bulk sales law with respect to the Purchased Assets.

        SECTION 9.02. Transfer Taxes. All Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be divided equally between (i) Buyer and (ii) Sellers. The party that has the primary responsibility under applicable law for the payment of any particular Transfer Tax shall prepare and file the relevant Tax Return and notify the other party in writing of the Transfer Taxes shown on such Tax Return. The other party shall pay the first party an amount equal to one-half of such Transfer Taxes in immediately available funds no later than the date that is the later of (i) five Business Days after the date of such notice or (ii) two Business Days prior to the due date for such Transfer Taxes. The first party shall promptly remit the Transfer Taxes to the proper Governmental Authority.

                                   ARTICLE X
                              CONDITIONS TO CLOSING

        SECTION 10.01. Conditions to Obligations of Buyer and the Young Entities. The obligations of Buyer and the Young Entities to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

                 (a) Any applicable waiting period, clearance, approval or filing under the HSR Act or any other Antitrust Law or regulation relating to the transactions contemplated hereby shall have expired or been terminated or shall have been obtained or made.

                 (b) No provision of any applicable Law and no Governmental Order shall prohibit the consummation of the Closing.

                 (c) The FCC Consent shall have been granted, which grant shall be in full force and effect.

                 (d) There shall not be instituted or pending any Action challenging this Agreement or the transactions contemplated hereby or seeking to restrain, alter, prohibit or otherwise materially interfere with the Closing by any Person before any Governmental Authority.

        SECTION 10.02. Conditions to Obligations of the Young Entities. The obligations of the Young Entities to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:

                 (a) (i) Buyer shall have performed and complied with in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto
       (A) that are qualified by materiality or Material Adverse Effect shall be true and correct and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true and correct, or true and correct in all material respects, as the case may be, only as of such specified date); and (iii) the Young Entities shall have received a certificate signed by a senior executive officer of Buyer to the foregoing effect.

                 (b) The Young Entities shall have received an opinion of the General Counsel of Buyer dated the Closing Date, in form and substance reasonably satisfactory to Sellers, with respect to the matters specified in Sections 4.01, 4.02 and 4.04.

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

                (c) Sellers shall have received all documents they may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Sellers, including a true and complete copy, certified by the Secretary or Assistant Secretary of Buyer, of the resolutions duly and validly adopted by the Board of Directors of Buyer evidencing its authorization of the execution and delivery of this Agreement and consummation of the transactions contemplated hereby.

         SECTION 10.03. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following further conditions:

                (a) (i) Each Young Entity shall have performed and complied with in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date; (ii) the representations and warranties of each Young Entity contained in this Agreement and in any certificate or other writing delivered by such Young Entity pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true and correct and (B) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, in each case at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true and correct, or true and correct in all material respects, as the case may be, only as of such specified date); and (iii) Buyer shall have received a certificate signed by a senior executive officer of YBI to the foregoing effect.

                (b) Buyer shall have received an opinion of Sonnenschein Nath & Rosenthal, counsel to the Young Entities dated the Closing Date and such other appropriate counsel, in form and substance reasonably satisfactory to Buyer, with respect to the matters specified in Sections 3.01, 3.02 and 3.04.

                (c) Buyer shall have received all documents it may reasonably request relating to the existence of the Young Entities and the authority of each Young Entity for this Agreement, all in form and substance reasonably satisfactory to Buyer, including a true and complete copy, certified by the Secretary or Assistant Secretary of each Young Entity, of the resolutions duly and validly adopted by the Board of Directors of such Young Entity evidencing its authorization of the execution and delivery of this Agreement and consummation of the transactions contemplated hereby.

                (d)      The Young Entities shall have received all Material
         Consents.

                (e) The FCC Consent shall contain no provision materially adverse to any of Buyer, Buyer's Affiliates, or the Station; provided that the parties understand and agree that (A) the potential divestiture referred to in Section 6.02 shall not be deemed to be material to Buyer and (B) the obligation of the parties to consummate the transactions contemplated by this Agreement is not subject to the condition that the FCC Consent shall have become a Final Order.

                (f)      Buyer shall have received the Title Commitments.

                (g) During the five (5) days immediately preceding what would otherwise be the Closing Date, and on the Closing Date, the Station shall have been and shall be operating continuously with all of its normal broadcasting capability other than any interruption of a duration no longer than thirty (30) minutes.

                (h) Seller shall have received, in a form reasonably satisfactory to Buyer, the consent required under the YBI Credit Agreement evidencing (i) consent to the transactions contemplated by this Agreement, and (ii) agreement to release all Liens on the Purchased Assets granted in favor of the administrative agent under the YBI Credit Agreement and related documents.

                                   ARTICLE XI
                                   TERMINATION

     SECTION 11.01. Termination. This Agreement may be terminated at any time prior to the Closing as follows:

          (a)  by the mutual written consent of Sellers and Buyer;

          (b)  either by Sellers or by Buyer:

               (i)if the Closing shall not have occurred on or before January 31, 2003 (the "Termination Date") or such other date contemplated by
          Section 5.07 of this Agreement; provided, however, that the right to terminate this Agreement under this Section 11.01(b)(i) shall be suspended (i) until March 31, 2003, as to all parties if the failure to satisfy the condition set forth in Section 10.01(c) shall have been the cause of or resulted in, the failure of the Closing to occur on or prior to January 31, 2003, and (ii) as to any party whose breach, misrepresentation or failure to fulfill any material obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

               (ii) if there shall be any Law that restrains or prohibits consummation of the transactions contemplated hereby or if a final, nonappealable Governmental Order is issued restraining or otherwise prohibiting consummation of the transactions contemplated hereby; or

               (iii) if the FCC has denied the FCC Applications and such denial has become a Final Order.

          (c) by Sellers upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the condition set forth in Section 10.02(a) would not be satisfied, unless such breach or untruth can be cured prior to Closing and after receipt of notice thereof Buyer proceeds in good faith to cure such breach or untruth as promptly as practicable;

          (d) by Buyer upon a breach of any representation, warranty, covenant or agreement on the part of any Young Entity set forth in this Agreement, or if any representation or warranty of any Young Entity shall have become untrue, in either case such that the condition set forth in Section 10.03(a) would not be satisfied, unless such breach or untruth can be cured prior to Closing and after receipt of notice thereof the Young Entities proceed in good faith to cure such breach or untruth as promptly as practicable;

          (e)  by Buyer as set forth in Section 5.07(a); or

          (f)  by Buyer if the Station shall have for a period of forty-eight
     (48) consecutive hours or more (A) ceased broadcasting on its authorized analog frequency, or (B) been broadcasting at a reduced power level, which reduction is reasonably likely to materially and adversely affect the operations or business of the Station; provided that Buyer must exercise this termination right within thirty (30) days after the date on which the Station has resumed uninterrupted broadcasting on its authorized analog frequency or resumed broadcasts at full power, as the case may be.

     Notwithstanding the foregoing, neither party may terminate this Agreement pursuant to clause (c) or (d) of this Section 11.01 if any representation or warranty of the party seeking to terminate is materially inaccurate or breached or such party has failed to comply with or satisfy, in all material respects, its covenants and agreements made hereunder.

     The party desiring to terminate this Agreement pursuant to this Section
11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

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

     SECTION 11.02. Effect of Termination. If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any party hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of any other party,
(ii) failure to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Losses incurred or suffered by any other party as a result of such failure or breach. The provisions of this
Section 11.02, Article XIII and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 11.01.

                                  ARTICLE XII
                            SURVIVAL; INDEMNIFICATION

     SECTION 12.01. Survival. The representations and warranties of the parties hereto contained in or made pursuant to this Agreement or in any certificate or other writing furnished pursuant hereto or in connection herewith shall survive in full force and effect until the first anniversary of the Closing Date; provided that (i) any and all covenants and agreements shall survive indefinitely, (ii) the representations and warranties in Sections 3.01, 3.02, 3.21, 4.01, 4.02 and 4.07 shall survive indefinitely; (iii) the representations and warranties in Sections 3.17, 3.18, 3.19 and 3.20 and the covenants, agreements, representations and warranties contained in Articles VIII and IX shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later, and (iv) Sections 2.09, 2.10, 2.11, and 2.12 shall survive until the proration adjustment contemplated therein has been completed. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     SECTION 12.02. Indemnification by Buyer. (a) Buyer shall indemnify against and hold the Young Entities, their Affiliates and their respective employees, officers and directors (collectively, the "Seller Indemnified Parties") harmless from, and agrees to promptly defend any Seller Indemnified Party from and reimburse any Seller Indemnified Party for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys' fees and expenses reasonably incurred) (collectively, "Losses"), which such Seller Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

               (i) any failure of any representation or warranty of Buyer (whether made in or pursuant to this Agreement or in any instrument or certificate delivered by Buyer at the Closing in accordance herewith) to be true when made and at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true only as of such specified date), in each case determined without regard to any material adverse effect qualification contained in any representation or warranty (each such misrepresentation and breach of warranty, or such failure of any representation or warranty to be true, a "Buyer Warranty Breach");

               (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and/or other instruments delivered by Buyer pursuant to this Agreement;

               (iii) the Assumed Liabilities; and

               (iv) to the extent arising from the operation of the Station by Buyer from and after the Effective Time, except to the extent indemnified by YBI under Section 12.03.

         (b) Notwithstanding any other provision to the contrary, Buyer shall not be required to indemnify and hold harmless any Seller Indemnified Party pursuant to Section 12.02(a)(i): (A) unless such Seller Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in

Section 12.01 and (B) until the aggregate amount of the Seller Indemnified Parties' Losses resulting from Buyer Warranty Breach exceeds $10,000,000, and then only to the extent of such Losses in excess of such amount; provided, however, that the cumulative indemnification obligation of Buyer under this
Article XII shall in no event exceed $650 million.

     SECTION 12.03. Indemnification by YBI. (a) YBI shall indemnify against and hold Buyer, its Affiliates and their respective employees, officers and directors (collectively, the "Buyer Indemnified Parties") harmless from, and agrees to promptly defend any Buyer Indemnified Party from and reimburse any Buyer Indemnified Party for, any and all Losses that such Buyer Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

             (i) any failure of any representation or warranty of any Young Entity other than a Young FCC Warranty Breach (as defined below) (whether made in or pursuant to this Agreement or in any instrument or certificate delivered by the Young Entities at the Closing in accordance herewith) to be true when made and at and as of the Closing Date as if made at and as of such date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date need be true only as of such specified date), in each case determined without regard to any Material Adverse Effect qualification contained in any representation or warranty (other than Section 3.12(b)(i)) (each such misrepresentation and breach of warranty, or such failure of any representation or warranty to be true, a "Young General Warranty Breach");

             (ii) any failure of any representation or warranty of any Young Entity contained in Section 3.15 to be true when made and at and as of the Closing Date as if made at and as of such date (each such misrepresentation and breach of warranty, or such failure of any representation or warranty to be true, a "Young FCC Warranty Breach");

             (iii) any failure by any Young Entity to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and/or other instruments delivered by any Young Entity pursuant to this Agreement;

             (iv)  the Excluded Assets;

             (v)   the Excluded Liabilities; and

             (vi) to the extent arising from the operation of the Station before the Effective Time other than as a result of or in connection with any Assumed Liability.

        (b) Notwithstanding any other provision to the contrary, YBI shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 12.03(a)(i): (A) unless such Buyer Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 12.01 and (B) until the aggregate amount of the Buyer Indemnified Parties' Losses resulting from Young General Warranty Breaches and Young FCC Warranty Breaches exceeds $10,000,000, and then only to the extent of such Losses in excess of such amount; provided, however, that the cumulative indemnification obligation of YBI under this Section 12.03(b) shall in no event exceed $325 million.

        (c) Notwithstanding any other provision to the contrary, YBI shall not be required to indemnify and hold harmless any Buyer Indemnified Party pursuant to Section 12.03(a)(ii): (A) unless such Buyer Indemnified Party has asserted a claim with respect to such matters within the applicable survival period set forth in Section 12.01 and (B) until the aggregate amount of the Buyer Indemnified Parties' Losses resulting from Young FCC Warranty Breaches and Young General Warranty Breaches exceeds $10,000,000, and then only to the extent of such Losses in excess of such amount; provided, however, that the cumulative indemnification obligation of YBI under this Section 12.03(c) shall in no event exceed $650 million.

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     SECTION 12.04. Notification of Claims. (a) A party entitled to be indemnified pursuant to Section 12.02 or 12.03 (the "Indemnified Party") shall promptly notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement; provided, however, that a failure to give prompt notice or to include any specified information in any notice will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was damaged as a result of such failure. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article XII within 30 days after the receipt of written notice thereof from the Indemnified Party.

          (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 12.04(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Section 12.02 or 12.03, the Indemnifying Party shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party for so long as the Indemnifying Party shall continue in good faith to diligently defend against such action or claim. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case five Business Days before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 12.04(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and the Indemnified Party shall make available to the Indemnifying Party or its agents all records and other material in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so. In the event the Indemnifying Party elects not to defend such claim or action or if the Indemnifying Party elects to defend such claim or action but fails to diligently defend such claim or action in good faith, the Indemnified Party shall have the right to settle or compromise such claim or action without the consent of the Indemnifying Party, except that the Indemnified Party shall not settle or compromise any such claim or demand, unless the Indemnifying Party is given a full and completed release of any and all liability by all relevant parties relating thereto.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

     SECTION 13.01. Expenses. Except as may be otherwise specified herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 13.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, (b) on the date of transmission, if sent by facsimile, (c) one Business Day after having been dispatched via a nationally recognized overnight courier service, or (d) three Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.02):

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

          (a) if to Sellers:

              Young Broadcasting Inc.
              599 Lexington Avenue
              New York, NY 10022
              Attention: James A. Morgan,
                         Executive Vice President and Chief Financial Officer
              Facsimile:     (212) 758-1229
              Telephone No.: (212) 754-7070

              With a copy to:

              Sonnenschein Nath & Rosenthal
              1221 Avenue of the Americas
              New York, NY 10020
              Attention: Robert L. Winikoff
              Facsimile:     (212) 768-6800
              Telephone No.: (212) 768-6990

          (b) if to Buyer:

              Viacom Inc.
              1515 Broadway
              New York, NY 10036
              Attention: General Counsel
              Facsimile:     (212) 258-6099
              Telephone No.: (212) 258-6070

              With a copy to:

              CBS Broadcasting Inc.
              524 West 57/th/ Street
              New York, NY 10019
              Attention: President, Viacom Television Stations Group
              Facsimile:     (212) 975-6910
              Telephone No.: (212) 975-4334

     SECTION 13.03. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 13.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     SECTION 13.05. Entire Agreement. This Agreement, the Confidentiality Agreement, the Ancillary Agreements and any agreements and other documents entered into contemporaneously with this Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Young Entities on the one hand and Buyer on the other hand with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein.

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

     SECTION 13.06. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto; provided further that Buyer may, without such consent, assign any or all of its rights but not its obligations under this Agreement to any of its Affiliates or any "qualified intermediary" as defined in Treas. Reg. Sec. 1.1031(k)-1(g)(4) or to any EAT.

     SECTION 13.07. No Recourse. Notwithstanding any of the terms or provisions of this Agreement, the Young Entities and Buyer agree that neither it nor any Person acting on its behalf may assert any claims or cause of action against any employee, officer or director of the other party or stockholder of such other party in connection with or arising out of this Agreement or the transactions contemplated hereby.

     SECTION 13.08. No Third-Party Beneficiaries. Except as expressly provided in Articles IX and XII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 13.09. Amendments and Waivers. (a) This Agreement may not be amended or modified except by an instrument in writing signed by the Young Entities and Buyer.

          (b) At any time prior to the Closing, any party may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

          (c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 13.10. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Each party agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

     SECTION 13.11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 13.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 13.13. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        CBS BROADCASTING INC.

                                              /s/ Frederic G. Reynolds
                                        By:_____________________________________
                                           Name:  Frederic G. Reynolds
                                           Title: President/Viacom Television
                                                    Stations Group


                                        YOUNG BROADCASTING INC.

                                              /s/ James A. Morgan
                                        By:____________________________________
                                           Name:  James A. Morgan
                                           Title: Executive Vice President


                                        YOUNG BROADCASTING OF LOS ANGELES, INC.

                                              /s/ James A. Morgan
                                        By:_____________________________________
                                           Name:  James A. Morgan
                                           Title: Executive Vice President


                                        FIDELITY TELEVISION, INC.

                                              /s/ James A. Morgan
                                        By:_____________________________________
                                           Name:  James A. Morgan
                                           Title: Executive Vice President

                                       47